Exhibit 10.1

LIMITED LIABILITY PARTNERSHIP
EXECUTION VERSION
DATED 26 NOVEMBER 2010
HCC INSURANCE HOLDINGS, INC.
as Borrower
BARCLAYS BANK PLC
THE ROYAL BANK OF SCOTLAND PLC
as Arranger
THE ROYAL BANK OF SCOTLAND PLC
as Agent
and
THE ROYAL BANK OF SCOTLAND PLC
as Trustee

$90,000,000
STANDBY LETTER OF CREDIT FACILITY

THIS AGREEMENT is made on 26 November 2010
BETWEEN
(1)	HCC INSURANCE HOLDINGS, INC. as the borrower (the “Borrower”);

(2)	BARCLAYS BANK PLC and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (whether acting individually or together, the “Arranger”);

(3)	THE ROYAL BANK OF SCOTLAND PLC as the agent of the Finance Parties (the “Agent”);

(4)	THE ROYAL BANK OF SCOTLAND PLC as trustee for the Secured Parties (the “Trustee”); and

(5)	THE LENDERS (as defined below).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Party” means Nameco (No. 808) Limited.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with dollars in the London foreign exchange market at or about 11:00 am on a particular day.

“A.M. Best” means A.M. Best Company, Inc.

“Approved Credit Institution” means a credit institution:
(a)	within the meaning of Directive 2000/12/EC relating to the taking up and pursuit of the business of credit institutions; and

(b)	which has been approved by the Council of Lloyd’s for the purpose of issuing or confirming letters of credit comprising a Member’s Funds at Lloyd’s.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to the Borrower, any person who is duly authorised (in such manner as may be reasonably acceptable to the Agent) and in respect of whom the Agent has received a certificate signed by a director or another authorised signatory of the Borrower setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period from and including the date of this Agreement to and including 29 November 2010.

“Available Commitment” means each Lender’s Commitment minus:
(a)	the amount of that Lender’s participation in any outstanding Letters of Credit; and

(b)	in relation to any proposed Letter of Credit, the amount of that Lender’s participation in any Letter of Credit that is due to be issued on or before the proposed Utilisation Date, provided that such amount shall not be less than zero.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open for business in London and New York.

“Cash Collateral” means, in relation to any Letter of Credit, a deposit in such interest-bearing account or accounts as the Agent or the Trustee may specify, such deposit and account to be secured in favour of, and on terms and conditions acceptable to, the Trustee, but in any event including provisions for:
(a)	the return of interest accrued on the deposit upon request of the Borrower on the condition that such interest is applied immediately towards repayment of any letter of credit commission that is due but unpaid under Clause 3.4 (Letter of Credit Commission); and

(b)	the return of the deposit (together with any interest accrued thereon) following the discharge in full of the liabilities of the Borrower secured thereby, and “Cash Collateralise”, “Cash Collateralisation” and “Cash Collateralised” shall be construed accordingly.

“Code” means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time and the regulations promulgated and the judicial and administrative decisions rendered under it.

“Commencement Date” means in relation to any Letter of Credit, the date as and from which each of the Lender’s liabilities (whether actual or contingent) under such Letter of Credit start to accrue.

“Commitment” means:
(a)	in relation to a Lender at any time and save as otherwise provided in this Agreement, the amount set opposite its name in Schedule 1 (The Original Lenders) in dollars and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any Transferee, the amount of any Commitment transferred to it under this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code or Title IV of ERISA.

“Corporate Member” has the meaning given to that expression in paragraph 1 of the Definitions Byelaw (No. 7 of 2005).

“Cross Event of Default” means an “Event of Default” as such term is defined in the U.S. Facility Agreement.

“Default” means any event or circumstance specified in Clause 16 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination hereunder or any combination thereof) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Trustee.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with the Borrower, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Event of Default” means any event or circumstance described as such in Clause 16 (Events of Default).

“Existing Facility” means the $152,000,000 standby letter of credit facility dated 24 November 2009 between HCC Insurance Holdings, Inc. as borrower, Barclays Bank PLC and The Royal Bank of Scotland plc as mandated lead arrangers, The Royal Bank of Scotland plc as agent and trustee and others.

“Expiry Date” means, in relation to a Letter of Credit, the date upon which the maximum aggregate liability thereunder is to be reduced to zero.

“Facility” means the letter of credit facility granted to the Borrower in this Agreement as described in Clause 2 (The Facility).

“Facility Office” means, in relation to the Agent, the office identified with its signature below or such other office as it may select by notice and in relation to any Lender and subject to the provisions of Clause 11.1.1 (Mitigation), the office notified by it to the Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select by notice to the Agent.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 17 (Fees).

“Finance Documents” means this Agreement, the Fee Letters together with such other documents as may be agreed in writing by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger or any Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
“Final Maturity Date” means 31 December 2014.

“FSA Handbook” means the UK Financial Services Authority Handbook of Rules and Guidance (as amended from time to time).

“Funds at Lloyd’s” or “FAL” has the meaning given to it under paragraphs 16 and 17 of the Membership Byelaw (No. 5 of 2005).

“GAAP” has the meaning given to such term in the U.S. Facility Agreement.

“General Prudential Sourcebook” or “GENPRU” means the General Prudential Sourcebook for Banks, Building Societies, Insurers and Investment Firms (as amended and replaced from time to time), which forms part of the FSA Handbook.

“Group” means the Borrower and its subsidiaries from time to time.

“HCC Re” means HCC Reinsurance Company Limited.

“Insurance Company Subsidiary” means any of the Insurance Company Subsidiaries as defined in the U.S. Facility Agreement.

“Insurers Prudential Sourcebook” or “INSPRU” means the Prudential Sourcebook for Insurers (as amended and replaced from time to time), which forms part of the FSA Handbook.

“Interest Period” means in relation to an Unpaid Sum, each period determined in accordance with Clause 19 (Default Interest and Break Costs).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Lender” means;
(a)	an Original Lender as named in Schedule 1 (The Original Lenders); or

(b)	any financial institution which has become a party hereto in accordance with Clause 29 (Assignments and Transfers), and which has not ceased to be a party hereto in accordance with the terms hereof.

“Letter of Credit” means a letter of credit issued or to be issued pursuant to Clause 3 (Availability and Utilisation of the Facility) substantially in the form set out in

Schedule 4 (Form of Letter of Credit) or in any other form requested by the Borrower and agreed by the Agent (with the prior consent of the Lenders).
“Letter of Credit Commission Rate” means 0.90 per cent. per annum.

“LIBOR” means:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or interest period of the relevant sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Date for the offering of deposits in the currency of the relevant sum and for a period comparable to the relevant interest period for that sum.

“LMA” means the Loan Market Association.

“Lloyd’s” means the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s.

“Lloyd’s Deposit” has the meaning given to such expression in paragraph 1 of the Definitions Byelaw (No. 7 of 2005).

“Managed Syndicate” means each of syndicate 4040 and syndicate 4141 at Lloyd’s (including, if any such syndicate merges, any successor), under the management of the Managing Agent.

“Managing Agent” means HCC Underwriting Agency Ltd.

“Mandatory Cost” means in relation to any Unpaid Sum the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost Formulae).

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property or condition (financial or otherwise) of the Group (taken as a whole);

(b)	the ability of the Borrower to perform its material or payment obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.
“Material Company” means, at any time:

(a)	the Borrower; or

(b)	a Subsidiary of the Borrower which:
(i)	is listed in Schedule 8 (Material Companies); or

(ii)	has net assets, net earned premiums (excluding intra-group items) or profits before tax representing five per cent. or more of the net assets, net earned premiums or profits before tax of the Group calculated on a consolidated basis.
Compliance with the conditions set out in paragraph (b)(ii) above shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited consolidated financial statements of the Group delivered to the Agent pursuant to Clause 14.1 (Annual Statements).
“Member” means a Corporate Member or a Name.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of the Borrower or any ERISA Affiliate.

“Name” means an individual member of Lloyd’s.

“Notice of Termination” means a notice of the kind defined in Clause 4.1 (Availability and Termination Provisions).

“Original Financial Statements” means the audited consolidated financial statements of the Group for its financial year ended 31 December 2009.

“Outstandings” means the aggregate principal amount of each outstanding Letter of Credit.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Property” means any interest in any kind of property, right or asset, whether real or personal, tangible or intangible.

“Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Quarterly Monitoring Return” means the quarterly monitoring return produced for Lloyd’s in respect of a Managed Syndicate.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is domestic sterling) the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Date for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Date will be the last of those days).

“Rating” means:
(a)	in the case of Standard and Poor’s, with respect to the Borrower, the Issuer Credit Rating; or

(b)	in the case of A.M. Best, with respect to any Material Company (other than HCC Re), the Best’s Financial Strength Rating.
“Realistic Disaster Scenario” means any realistic disaster scenario presented in a business plan prepared in relation to a Managed Syndicate under paragraph 14 of the Underwriting Byelaw (No. 2 of 2003) which shows the potential impact upon the Managed Syndicate of a catastrophic event.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Cash Collateral.

“Reference Banks” means the principal London offices of Barclays Bank PLC and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Repeated Representations” means:
(a)	on the Utilisation Date, each of the Representations; and

(b)	on all other dates on which Representations are repeated, each of the Representations set out in Clause 13.1 (Status) to Clause 13.7 (Account Party), Clause 13.10 (No Default) and Clause 13.13 (Pari passu ranking) to Clause 13.19 (Taxation).
“Representations” means each of the representations set out in Clause 13 (Representations).

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any arrangement having a similar effect.

“Security Documents” means, at such time as the Borrower may provide Cash Collateral pursuant to the terms of this Agreement, any document designated as such by the Agent and the Borrower, creating or expressed to create, any Security over such Cash Collateral in respect of the obligations of the Borrower under the Finance Documents. For the avoidance of doubt, there are no Security Documents as at the date of this Agreement.

“Secured Obligation” means, to the extent Cash Collateral has been provided, all obligations at any time due, owing or incurred by the Borrower to any Secured Party under the Finance Documents, whether present or future, actual or contingent.

“Secured Parties” means the Trustee, the Receiver or Delegate, the Agent and each Lender from time to time party to this Agreement.

“Specified Time” means 11.00 a.m. London time on the Quotation Date.

“Standard and Poor’s” means Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

“Subordinated Funds at Lloyd’s” shall have the meaning ascribed to it in Clause 2.4 (Ranking of Funds at Lloyd’s).

“Syndicate Arrangement” means any arrangement entered into by a managing agent at Lloyd’s on behalf of the Account Party together with the other members of a syndicate with respect to financing or reinsurance for the purposes of or in connection with the underwriting business carried on by all such members of that syndicate.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 8.1 (Tax gross-up) or a payment under Clause 8.2 (Tax indemnity).

“Term” means, save as otherwise provided herein:
(a)	in relation to any Letter of Credit, the period from its Commencement Date until its Expiry Date; and

(b)	in relation to an Unpaid Sum, any of those periods mentioned in Clause 19.1 (Default Interest Periods).

“Total Commitments” means the aggregate of the Lenders’ Commitments, being $90,000,000 as at the date of this Agreement.

“Transaction Security” means any Security created or expressed to be created pursuant to Clause 27.1 (Trust) in favour of the Trustee over the Cash Collateral pursuant to the Security Documents.

“Transferee” means a person to which a Lender seeks to transfer by novation all or part of such Lender’s rights, benefits and obligations under the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or in any other form agreed between the Agent and the Borrower.

“Transfer Date” means in relation to any Transfer Certificate, the date for making of the Transfer as specified in such Transfer Certificates.

“Unfunded Liabilities” means, with respect to any Employee Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Employee Plan exceeds (b) the fair market value of all Employee Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Employee Plan, but only to the extent that such excess represents a potential liability of any member of the Controlled Group to the PBGC or an Employee Plan under Title IV of ERISA. With respect to Multiemployer Plans, the term “Unfunded Liabilities” shall also include incurred withdrawal liability under Section 4201 of ERISA to any Multiemployer Plans to which Borrower or any member of a Controlled Group for employees of the Borrower contributes.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Unreimbursed Amounts” means, collectively, as of any date of determination, all amounts drawn under any Letter of Credit but not repaid on such date.

“U.S. Facility Agreement” means the loan agreement dated as of 4 April 2007 as amended, restated, replaced or refinanced from time to time, between the Borrower, Wells Fargo Bank, National Association as administrative agent, lead arranger and lender and those lenders that are a signatory thereto.

“U.S. Facility Obligor” means an Obligor under the U.S. Facility Agreement.

“U.S. Tax” means any federal, state, local income, gross receipts, license, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property, personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by the U.S. or any state, municipality or other governmental unit therein, including any interest, penalty or addition thereto, whether disputed or not.

“Utilisation Date” means the date on which the relevant Letter of Credit is to be issued by the Agent.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

1.2	Interpretation

Any reference in this Agreement to:
1.2.1	any “Account Party”, the “Agent”, any “Finance Party”, any “Lender”, any “Secured Party” and the “Trustee” shall be construed so as to include their and any subsequent successors and permitted transferees in accordance with their respective interests;

1.2.2	a “Clause” shall be construed as a reference to a clause hereof;

1.2.3	“continuing”, in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been remedied or waived in accordance with the terms hereof and, in relation to a Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

1.2.4	the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) shall be construed as a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

1.2.5	“holding company” of a company or corporation shall be construed as a reference to any other company or corporation in respect of which it is a subsidiary;

1.2.6	a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, byelaw, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

1.2.7	“Lloyd’s syndicate accounting rules” shall be construed as a reference to the Lloyd’s syndicate accounting rules within the meaning of the Definitions Byelaw (No. 7 of 2005);

1.2.8	a “month” shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:
(a)	if any such numerically corresponding day is not a Business Day, that period shall end on the next succeeding Business Day to occur in that next succeeding calendar month or, if there is none, shall end on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month;

1.2.9	“permitted under the U.S. Facility Agreement” shall be construed to include acts, omissions and events:
(a)	which are either expressly permitted by the wording of the U.S. Facility Agreement or not expressly prohibited by such wording; or

(b)	permitted by such prior written consent of the Lenders, as defined in the U.S. Facility Agreement, as may be necessary thereunder;
1.2.10	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.2.11	a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

1.2.12	a “subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006;

1.2.13	a “successor” of any party shall be construed so as to include an assignee or successor in title of such party and any person which under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, those rights and obligations have been transferred;

1.2.14	a “syndicate” shall be construed as a reference to a group of Members or a single Corporate Member underwriting insurance business at Lloyd’s through the agency of a managing agent to which a particular syndicate number is assigned by the Council of Lloyd’s;

1.2.15	“Tax” shall be construed so as to include any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.2.16	“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America;

1.2.17	“VAT” shall be construed as a reference to value added tax provided for in the Value Added Tax Act 1994 including any similar tax which may be imposed in place thereof from time to time;

1.2.18	the “winding up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment and protection or relief of debtors; and

1.2.19	a “year” shall, except when used to refer to a year of account or a financial year, be construed as a reference to a calendar year.
1.3	Currency

In this Agreement:
1.3.1	“$” and “dollars” denote the lawful currency for the time being of the United States of America;

1.3.2	“£” and “sterling” denote the lawful currency of the United Kingdom; and

1.3.3	“€” and “euro” denote the single currency unit of the Participating Member States.
1.4	Agreements, Statutes and Byelaws

Any reference in this Agreement to:
1.4.1	the consent of the Agent shall be construed as the consent of the Agent acting in accordance with the prior instructions of the Lenders, unless otherwise stated and that the Borrower shall be entitled to assume that the Agent is so acting;

1.4.2	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.4.3	a statute or statutory instrument shall be construed as a reference to that statute or statutory instrument as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted;

1.4.4	a time of day is a reference to London time; and

1.4.5	a byelaw shall be construed as a reference to a byelaw made under Lloyd’s Acts 1871 to 1982 as the same may have been, or may from time to time be, amended or replaced.
1.5	Headings

Clause and Schedule headings herein are for ease of reference only.

1.6	Gender

Words herein importing one gender shall include the other genders.

1.7	Singular and Plural

Words herein denoting the singular number only shall include the plural number also and vice versa.

1.8	Third Party Rights

A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

1.9	U.S. Facility Agreement

If the U.S. Facility Agreement has been repaid, prepaid, cancelled, terminated and/or otherwise ceases to have effect and/or all or any of the defined terms used therein which are referred to in this Agreement ceases to exist, the provisions of the U.S. Facility Agreement and the relevant defined terms in effect immediately prior to such repayment, prepayment, cancellation, termination or other cessation of effect or existence shall, for the purposes of this Agreement only, be regarded as continuing and incorporated herein and shall be in full force and effect as if written herein unless and until the Lenders agree otherwise. Capitalised terms used herein which are not otherwise defined in this Agreement shall have the meanings given to them in the U.S. Facility Agreement as in effect from time to time.

2.	THE FACILITY

2.1	Grant of the Facility

Subject to the terms of this Agreement, the Lenders grant to the Borrower on behalf of the Account Party, upon the terms and subject to the conditions hereof, a standby letter of credit facility in an aggregate amount equal to the Total Commitments.

2.2	Purpose and Application

The Facility is made available for the purpose of enabling Funds at Lloyd’s to be provided for the general business at Lloyd’s of the Account Party for the 2011 year of account (and any other prior open year of account) and, accordingly, the Borrower shall ensure that all Letters of Credit will form part of the Lloyd’s Deposit of the Account Party and the Lenders shall not be obliged to concern themselves with such application.

2.3	Initial Conditions Precedent

Save as the Lenders may otherwise agree, the Borrower may not deliver a Utilisation Request unless the Agent has confirmed to the Borrower and each of the Lenders that it has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) and that each is, in form and substance, satisfactory to the Agent, such confirmation to be given promptly by the Agent upon receipt of such documents and other evidence.

2.4	Ranking of Funds at Lloyd’s

It is acknowledged by the parties hereto that, subject to the duties of Lloyd’s as trustee of all Funds at Lloyd’s and to any conditions and requirements prescribed under the Membership Byelaw (No. 5 of 2005) which are for the time being applicable, the Facility will provide Funds at Lloyd’s for the Account Party which, to the extent that the Borrower is able to procure the same upon and subject to the terms of this

Agreement, shall rank senior to all other Funds at Lloyd’s of the Account Party from time to time (the “Subordinated Funds at Lloyd’s”).
2.5	Application of Funds at Lloyd’s

The Borrower shall use all reasonable endeavours to ensure that the Subordinated Funds at Lloyd’s of the Account Party (if any) are applied to the fullest extent possible before any payment is requested under a Letter of Credit.

2.6	Further conditions precedent

The Agent will only be obliged to comply with Clause 3.3 (Completion of Letters of Credit) if on the date of the Utilisation Request and on the proposed Utilisation Date:
2.6.1	in the case of the extension or amendment of a Letter of Credit no Default is continuing or would result from such extension or amendment and, in any other case, no Default is continuing or would result from the issue of the proposed Letter of Credit;

2.6.2	the Repeated Representations are true in all material respects;
2.7	Finance Parties’ rights and obligations
2.7.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.7.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.7.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.8	Cancellation of the Letters of Credit under the Existing Facility

The Borrower shall procure that, on and with effect from the Commencement Date of the first Letter of Credit issued hereunder, the actual and contingent liabilities under any letter of credit issued under the Existing Facility shall be reduced to zero provided that this Clause shall not prevent the issue of a Letter of Credit under this Agreement before such a reduction if the validity or commencement of the Letter of Credit to be issued is conditional on the release of all outstanding letters of credit issued under the Existing Facility.

3.	AVAILABILITY AND UTILISATION OF THE FACILITY

3.1	Availability Periods

Save as otherwise provided in this Clause 3, all requests by the Borrower for the issue of a Letter of Credit or the amendment of a Letter of Credit by increasing the amount thereof shall be made during the Availability Period and the Available Commitment of a Lender shall at the end of the Availability Period be reduced to zero.

3.2	Utilisation Conditions

Save as otherwise provided herein, a Letter of Credit will be issued or amended by increasing the amount thereof at the request of the Borrower during the Availability Period if:
3.2.1	not less than five Business Days (or such lesser number of Business Days as the Agent and the Lenders may agree) before the proposed Utilisation Date, the Agent has received a duly completed Utilisation Request from the Borrower;

3.2.2	the proposed Utilisation Date is a Business Day falling within the Availability Period;

3.2.3	its amount is less than or equal to the Available Facility;

3.2.4	the proposed amount of the Letter of Credit or the proposed increase in the amount thereof is not less than $5,000,000 or (ii) (where the Available Facility is less than $5,000,000) equal to the Available Facility;

3.2.5	the proposed initial Term of the Letter of Credit is (subject to the terms thereof) at least four years and its Expiry Date is no later than the Final Maturity Date;

3.2.6	the delivery instructions for the Letter of Credit are specified;

3.2.7	as a result of the proposed Letter of Credit being issued, Outstandings will not exceed the Total Commitments; and

3.2.8	as a result of the proposed Letter of Credit being issued, participation in the Letter of Credit by any Lender will not cause its Commitment to be exceeded; and

3.2.9	the beneficiary of the Letter of Credit is Lloyd’s.
3.3	Completion of Letters of Credit
3.3.1	If the conditions set out in this Agreement have been met, the Agent shall notify the Lenders of the Utilisation Request and confirm satisfaction of such conditions and the Agent is hereby authorised to arrange for the issue or amendment of any Letter of Credit by:

(a)	completing the Commencement Date and the Expiry Date of such Letter of Credit;

(b)	completing the schedule to such Letter of Credit with the percentage participation of each Lender as allocated pursuant to the terms hereof;

(c)	(in the case of an amendment increasing the amount thereof) amending such Letter of Credit in such manner as Lloyd’s may agree; and

(d)	executing such Letter of Credit on behalf of each Lender and following such execution delivering such Letter of Credit to Lloyd’s on the Utilisation Date.
3.3.2	The Agent shall notify each Lender, no later than two Business Days prior to the proposed Utilisation Date (or by such shorter time as may be agreed to by all of the Lenders), of the Letter of Credit that is to be issued by the Agent on behalf of the Lenders, the proposed Term, the aggregate principal amount of the Letter of Credit and the amount of the Letter of Credit allocated to such Lender pursuant to this Agreement.

3.3.3	Each Lender will participate in each Letter of Credit through its Facility Office in its Proportion.
3.4	Letter of Credit Commission

The Borrower shall pay to the Agent on account of each Lender, in respect of each Letter of Credit issued under this Agreement, a letter of credit commission on the Outstandings in dollars at the Letter of Credit Commission Rate, such letter of credit commission to be paid quarterly in advance in respect of each successive period of three months ending on 31 March, 30 June, 30 September and 31 December of year (or such shorter period as shall end on the applicable Expiry Date or the date on which a cancellation of that Letter of Credit becomes effective) starting on the Commencement Date for such Letter of Credit and to be paid within five Business Days of the Agent notifying the Borrower of the amount of the letter of credit commission for the relevant period.

3.5	Commitment Commission

The Borrower shall pay to the Agent for the account of each Lender a commitment commission in dollars calculated on a daily basis at the rate of 0.15 per cent. per annum by reference to the amount of the unutilised and uncancelled amount of the Available Commitment of that Lender, calculated on a daily basis and payable quarterly in arrears on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation takes effect.

4.	LETTERS OF CREDIT UNDER THE FACILITY

4.1	Availability and Termination Provisions

Each Party hereto acknowledges that each Letter of Credit has an initial Term of not less than four years and shall remain in force until, on or after the date of its issue but on or prior to 31 December of any year for which the Letter of Credit is in force, not less than four years notice is given in accordance with the terms thereof (a “Notice of Termination”) that such Letter of Credit will be terminated on the date specified in the notice.

4.2	Notice of Termination

The Agent covenants that it shall give a Notice of Termination to Lloyd’s in respect of any Letter of Credit issued hereunder prior to 31 December 2010, so that each such Letter of Credit expires on 31 December 2014 (whereupon the maximum contingent liabilities of each Lender are reduced to zero).

4.3	Applied Letters of Credit

If, notwithstanding the provisions of Clause 2.5 (Application of Subordinated Funds at Lloyd’s), any sum is paid under a Letter of Credit (an “Applied Letter of Credit”) before the Subordinated Funds at Lloyd’s of the Account Party have been applied to the fullest extent possible, the Borrower shall, to any extent necessary to facilitate the indemnification of each Lender under Clause 5.2 (Borrower’s Indemnity to the Lenders), use all reasonable endeavours to procure the release by Lloyd’s of the Subordinated Funds at Lloyd’s and (subject to the Agent receiving confirmation that no Default or Event of Default is then continuing):
4.3.1	a supplementary Letter of Credit will be issued in an amount equal to the sum paid under the Applied Letter of Credit and having an Expiry Date which is the same as that of the Applied Letter of Credit; or

4.3.2	the Applied Letter of Credit will be amended by increasing the amount thereof by an amount equal to the sum so paid, provided that the Agent, on behalf of the Lenders, has received written confirmation from Lloyd’s that (a) such supplementary Letter of Credit or increase in the amount of the Applied Letter of Credit is conditional upon the release of the Subordinated Funds at Lloyd’s; and (b) the released Subordinated Funds at Lloyd’s will be paid directly to the Agent on behalf of the Lenders without deduction.

5.	BORROWER’S LIABILITIES IN RELATION TO LETTERS OF CREDIT

5.1	Immediately payable

If a demand is made by Lloyd’s under a Letter of Credit, the Agent shall promptly notify the Borrower and the Lenders.

5.2	Borrower’s Indemnity to Lenders

The Borrower shall irrevocably and unconditionally as a primary obligation indemnify (within three Business Days’ of demand by the Agent) each Lender against:
5.2.1	any sum paid or due and payable by such Lender under any Letter of Credit; and

5.2.2	all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from such Lender under or in connection with such Letter of Credit), claims, losses and expenses which such Lender may at any time reasonably incur or sustain in connection with any Letter of Credit.
5.3	Preservation of Rights

Neither the obligations of the Borrower set out in this Clause 5 nor the rights, powers and remedies conferred on any Lender by this Agreement or by law shall be discharged, impaired or otherwise affected by:
5.3.1	the winding up, dissolution, administration or reorganisation of any Lenders or any other person or any change in its status, function, control or ownership;

5.3.2	any of the obligations of any Lenders or any other person hereunder or under any Letter of Credit or under any other security taken in respect of the Borrower’s obligations hereunder or otherwise in connection with the Letter of Credit being or becoming illegal, invalid, unenforceable or ineffective in any respect;

5.3.3	time or other indulgence being granted or agreed to be granted to the Lenders or any other person in respect of its obligations hereunder or under or in connection with any Letter of Credit or under any such other security;

5.3.4	the amendment to, or any variation, waiver or release of, any obligation of any Lender or any other person under any Letter of Credit or this Agreement; or

5.3.5	any other act, event or omission which, but for this Clause 5, might operate to discharge, impair or otherwise affect any of the obligations of the Borrower set out in this Clause 5 or any of the rights, powers or remedies conferred upon any Lender by this Agreement or by law.
The obligations of the Borrower set out in this Clause 5 shall be in addition to and independent of every other security which any Lenders may at any time hold in respect of the Borrower’s obligations hereunder.

5.4	Settlement Conditional

Any settlement or discharge between the Borrower and the Lenders shall be conditional upon no security or payment to such Lender by the Borrower, or any other person on behalf of the Borrower, being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such Lender shall be entitled to recover the value or amount by which such security or payment from the Borrower is so avoided or reduced subsequently as if such settlement or discharge had not occurred.

5.5	Right to make Payments under Letters of Credit

Each Lender shall be entitled to make any payment in accordance with the terms of the relevant Letter of Credit without any reference to or further authority from the Borrower or any other investigation or enquiry. The Borrower irrevocably authorises each Lender to comply with any demand under a Letter of Credit which is valid on its face.

6.	RATINGS DOWNGRADE

6.1	Notification of rating

The Borrower shall promptly and in any event within 2 Business Days, notify the Agent of any change in the rating assigned to it by Standard and Poor’s or to any Insurance Company Subsidiary by A.M. Best.

6.2	Action upon Ratings Downgrade

If at any time:
6.2.1	the Rating assigned to the Borrower by Standard and Poor’s is lower than A-; or

6.2.2	the Rating assigned to any Material Company (other than HCC Re) by A.M. Best is lower than A,
(each a “Ratings Downgrade”) then the Borrower shall (at its option) either:
(a)	within:
(i)	3 Business Days of the relevant Ratings Downgrade deposit, or procure the deposit of, cash or other assets with Lloyd’s in the amount necessary to secure the return of each Letter of Credit issued under this Agreement, such deposit to be made in exchange for an appropriate undertaking from Lloyd’s that each such Letter of Credit will be returned in due course (and promptly thereafter, deliver to the Agent evidence satisfactory to the Agent, that such deposit has occurred and such undertaking has been obtained); and

(ii)	15 Business Days of the relevant Ratings Downgrade, procure that:
(A)	each Letter of Credit issued under this Agreement is returned by Lloyd’s to the Agent; or

(B)	the liabilities of the Lenders under each Letter of Credit are otherwise reduced to zero to the satisfaction of the Lenders
(a “Letter of Credit Cancellation”); or

(b)	if it can demonstrate, to the reasonable satisfaction of the Lenders, that the requisite lenders under the U.S. Facility Agreement have provided their consent, within 5 Business Days of the relevant Ratings Downgrade, provide Cash Collateral to the Trustee in an amount equal to the Outstandings at such time.
For the avoidance of doubt, if the Borrower neither provides Cash Collateral nor effects a Letter of Credit Cancellation in accordance with the terms of paragraphs (a) and (b) above, this shall constitute an Event of Default for the purpose of this Agreement.

6.3	Further Letters of Credit

For so long as any of the circumstances described in sub-clauses 6.2.1 to 6.2.2 above are in existence, the Borrower may not submit a Utilisation Request and no Lender shall be obliged to participation in any further Letter of Credit under this Agreement.

6.4	Repayment of Cash Collateral

If, following the provision of Cash Collateral to the Trustee in accordance with Clause 6.2 (Action upon Ratings Downgrade) above:
6.4.1	the Rating assigned to the Borrower by Standard and Poor’s is A- or better; and

6.4.2	the Rating assigned to any Material Company (other than HCC Re) by A.M. Best is A or better, the Trustee shall, upon three Business Days’ notice from the Borrower, repay such Cash Collateral to the Borrower.

7.	CANCELLATION AND PREPAYMENT

7.1	Cancellation of the Available Facility

The Borrower may, by giving to the Agent not less than 10 Business Days’ prior notice to that effect, cancel the whole or any part (being a minimum amount of $5,000,000) of the Available Facility and no amount so cancelled may be subsequently reinstated. Any cancellation under this Clause 7.1 shall reduce the Commitment and the Available Commitment of each Lender rateably.

7.2	Cancellation of Letters of Credit

The Borrower may give the Agent not less than 10 Business Days’ prior notice of its intention to procure that the liability of each Lender under any Letter of Credit is reduced to zero (whereupon it shall do so).

7.3	Notice of Cancellation

Any notice of cancellation given by the Borrower pursuant to this Clause 7 shall be irrevocable, shall specify the date upon which such cancellation is to be made and the amount of such cancellation and shall oblige the Borrower to procure such cancellation on such date.

7.4	Notice of Removal of a Lender

If:
7.4.1	any Lender ceases to be an Approved Credit Institution;

7.4.2	any sum payable to any Lender by the Borrower is required to be increased pursuant to Clause 8 (Taxes); or

7.4.3	any Lender claims indemnification from the Borrower under Clause 9.2 (Tax Indemnity) or Clause 10 (Increased Costs),
the Borrower may, whilst such circumstance continues, give the Agent at least ten Business Days’ notice (which notice shall be irrevocable) of its intention to cancel the Commitment of such Lender.

7.5	Removal of a Lender
7.5.1	On the day the notice referred to in Clause 7.4 (Notice of Removal of a Lender) expires the Borrower at whose request a Letter of Credit has been issued shall procure that such Lender’s Proportion of each relevant Letter of Credit be reduced to zero (by reduction of the amount of such Letter of Credit in an amount equal to such Lender’s Proportion).

7.5.2	The Borrower may, in the circumstances set out in paragraph 7.4 (Notice of Removal of a Lender) above, on ten Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 29 (Assignments and Transfers) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Assignments and Transfers) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s Proportion of each relevant Letter of Credit which has been drawn but for which that Lender has not been reimbursed, Break Costs and other amounts payable in relation thereto under the Finance Documents.

7.5.3	The replacement of a Lender pursuant to paragraph 7.5.2 above shall be subject to the following conditions:
(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(c)	in no event shall the Lender replaced under paragraph 7.5.2 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents (other than the payment to a replacement Lender of the relevant proportion of any Letter of Credit Commission which has been paid to it).
7.6	No Further Availability

A Lender for whose account a cancellation is to be made under Clause 7.4 (Notice of Removal of a Lender) shall not be obliged to participate in any Letter of Credit on or after the date upon which the Agent receives the Borrower’s notice of its intention to procure the cancellation of such Lender’s share of the Outstandings, and such Lender’s Available Commitment under the Facility shall be reduced to zero.

7.7	No Other Cancellation

The Borrower shall not cancel all or any part of the Outstandings except at the times and in the manner expressly provided for in this Agreement.

8.	TAXES

8.1	Tax Gross-Up
8.1.1	All payments to be made by the Borrower to any Lender under the Finance Documents shall be made free and clear of and without deduction for or on account of Tax unless the Borrower is required to make such a payment subject to the deduction or withholding of Tax, in which case the sum payable by the Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

8.1.2	If the Borrower is required to make a tax deduction, the Borrower shall make that tax deduction and any payment required in connection with that tax deduction within the time allowed and in the minimum amount required by law.

8.1.3	The Borrower is not required to make an increased payment under Clause 8.1.2 to a Lender, if the tax deduction in question is in respect of Tax imposed by the United Kingdom or the United States of America or any taxing authority of or in the United States of America and, on the date on which the payment falls due:
(a)	the Borrower is able to demonstrate that the payment could have been made to that Lender without the tax deduction had that Lender complied with its obligations under Clause 8.1.5 below;

(b)	such Tax would not have been levied or imposed but for that Lender’s failure to perform its obligations under Clause 8.1.4 below; or

(c)	such Tax would not have been levied or imposed but for that Lender changing its Facility Office from that specified in Clause 32.2 (Addresses) other than a change made pursuant to Clause 12 (Mitigation).
8.1.4	Each Lender shall deliver to the Agent for transmission to the Borrower (and/or such other persons as the Borrower designates) two copies (or such other number as may be specified by the Borrower in order to comply with then applicable requirements of U.S. law) of duly executed U.S. Internal Revenue Service Forms W-8BEN, W-8ECI, W-8IMY or any successor to any such form (and, where any Lender is claiming exemption from U.S. federal income and withholding tax under Section 871(h) or 881(c) of the U.S. Tax Code a statement that it is not a person described in Section 881(c)(3) of the U.S. Tax Code) but only so long as that Lender remains lawfully able to do so, and/or such other forms, certificates and documentation upon request of the Borrower as may be necessary or appropriate to establish, in each case, that it is entitled to receive payments under the Finance Documents without a tax deduction for U.S. federal income or withholding tax or with a tax deduction at a reduced rate. A Lender shall deliver the forms, certificates and documentation described in this Clause 8.1.4 to the Agent for transmission to the Borrower at the following times:
(a)	on or prior to becoming a party to this Agreement;

(b)	upon change in circumstances requiring a new or additional form, certificate or documentation; and

(c)	when reasonably requested by the Borrower.
The Agent shall deliver each form, certificate and documentation described in this Clause 10.1.4 to the Borrower promptly following receipt.

8.1.5	The Borrower and the Lenders shall co-operate in good faith in completing any procedural steps necessary for the Borrower to make payments to the Lenders without any withholding or deduction for any Taxes. In particular, the Borrower agrees to provide such information in respect of itself as may be reasonably requested by the Lenders in order for the Lenders to comply with any administrative formalities required (including the completion and submission to the taxation authority in each Lender’s country of residence, for the purpose of any relevant double taxation treaty, of appropriate forms and documents) for the Lenders to be exempt from withholding or deduction for any Taxes under any double taxation treaty. Similarly, the Lenders undertake to complete, file and/or provide any tax certificate or other document as may be reasonably requested by the Borrower in writing in order for the Borrower to be exempt from withholding or deduction for any Taxes under any double taxation treaty.

8.2	Tax Indemnity

Without prejudice to Clause 8.1 (Tax Gross-up), if any Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Lender, the Borrower shall, within three Business Days of demand by the Agent, promptly indemnify the Lender which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 8.2 shall not apply to:
8.2.1	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Lender (but not including any sum deemed for purposes of tax to be received or receivable by such Lender but not actually received or receivable) by the jurisdiction in which such Lender is incorporated or, if different the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

8.2.2	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Lender actually received or receivable by such Lender (but not including any sum deemed for purposes of tax to be received or receivable by such Lender but not actually received or receivable) by the jurisdiction in which its Facility Office is located.
8.3	Claims by the Lenders

A Lender intending to make a claim pursuant to Clause 8.2 (Tax Indemnity) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

9.	TAX RECEIPTS

9.1	Notification of Requirement to Deduct Tax

If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it under the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Agent.

9.2	Evidence of Payment of Tax

If the Borrower makes any payment under the Finance Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Lender, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Lender’s share of such payment.

9.3	Tax Credit Payment

If the Borrower makes a Tax Payment for the benefit of any Lender and such Lender, determines that:
9.3.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

9.3.2	that Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

9.4	Tax Credit Clawback

If any Lender makes any payment to the Borrower pursuant to Clause 9.3 (Tax Credit Payment) and such Lender subsequently reasonably determines, in its sole opinion, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, the Borrower shall reimburse such Lender such amount as such Lender reasonably determines, in its sole opinion, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Lender.

9.5	Tax and Other Affairs

No provision of this Agreement shall interfere with the right of any Lender to arrange its Tax or any other affairs in whatever manner it thinks fit, oblige any Lender to claim any credit, relief, remission or repayment in respect of any payment under Clause 8.1 (Tax Gross-up) in priority to any other credit, relief, remission or repayment available to it nor oblige any Lender to disclose any information relating to its Tax or other affairs or any computations in respect thereof.

10.	INCREASED COSTS

10.1	Increased Costs

Subject to Clause 10.3 (Exclusions) if, by reason of (a) any change in law or in its interpretation or administration and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority (being a request or requirement with which banks are accustomed to comply) and/or (c) the introduction of, changeover to or operation of the euro in any Participating Member State (in each case, after the date of this Agreement):
10.1.1	a Finance Party or any holding company of such Finance Party fails to obtain the rate of return on its capital which it would have been able to obtain but for such Finance Party entering into or assuming or maintaining a commitment, issuing or performing its obligations under the Finance Documents;

10.1.2	a Finance Party or any holding company of such Finance Party incurs a cost as a result of such Finance Party entering into or assuming or maintaining a commitment, or performing its obligations under the Finance Documents; or

10.1.3	there is any increase in the cost to a Finance Party or any holding company of such Finance Party of funding or maintaining any Unpaid Sum or any Letter of Credit; or

10.1.4	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation, the Borrower shall, within three Business Days’ of a demand of the Agent, promptly pay to the Agent for the account of that Finance Party amounts sufficient to indemnify that Finance Party or to enable that Finance Party to indemnify its holding company from and against, as the case may be, (a) such failure to obtain the rate of return of capital, or (b) such cost.

10.2	Increased Costs Claims

A Finance Party intending to make a claim pursuant to Clause 10.1 (Increased Costs) shall notify the Agent of the event giving rise to such claim, the amount of such claim and the basis for calculation of such amount, no later than 60 days of the credit department of its Facility Office becoming aware of such event, whereupon the Agent shall notify the Borrower thereof.

10.3	Exclusions

Notwithstanding the foregoing provisions of this Clause 10, no Finance Party shall be entitled to make any claim under this Clause 10 in respect of:
10.3.1	any cost, increased cost or liability as referred to in Clause 10.1 (Increased Costs) to the extent the same is compensated by the Mandatory Cost;

10.3.2	any cost, increased cost or liability compensated by Clause 8 (Taxes);

10.3.3	any tax referred to in Clauses 8.2.1 or 8.2.2; or

10.3.4	any cost, increased cost or liability incurred as a result of the Bank changing its Facility Office other than a change made pursuant to Clause 12 (Mitigation).
11.	ILLEGALITY

If, at any time, it is or will become unlawful or prohibited pursuant to any request from or requirement of any central bank or other fiscal, monetary or other authority (being a request or requirement with which banks are accustomed to comply) for a Lender to fund, issue, participate in or allow to remain outstanding all or part of the Letters of Credit then that Lender shall, promptly after becoming aware of the same, notify the Borrower through the Agent of the same and:

11.1.1	such Lender shall not thereafter be obliged to participate in or issue any Letter of Credit and the Commitment of that Lender shall be immediately reduced to zero; and

11.1.2	if the Agent on behalf of such Lender so requires, the Borrower shall procure by such date as the Agent shall have specified that:
(a)	the liabilities of such Lender under each Letter of Credit are reduced to zero; or

(b)	if such Lender consents (such consent not to be unreasonably withheld) and the Borrower can demonstrate, to the reasonable satisfaction of the Lenders, that the requisite lenders under the U.S. Facility Agreement have provided their consent, Cash Collateral is provided for each Letter of Credit in an amount equal to that Lender’s maximum actual and contingent liabilities under that Letter of Credit and all amounts owing to such Lender hereunder are repaid in full, in either such case, by no later than the last day of any applicable grace period permitted by law.
12.	MITIGATION

If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:
12.1.1	an increase in any sum payable to it or for its account pursuant to Clause 8.1 (Tax Gross-up);

12.1.2	a claim for indemnification pursuant to Clause 8.2 (Tax Indemnity) or Clause 10.1 (Increased Costs); or

12.1.3	the reduction of its Available Commitment to zero pursuant to Clause 11 (Illegality);
then, without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the obligations of the Borrower under any of the Clauses referred to in sub-clauses 12.1.1, 12.1.2 and 12.1.3, such Lender shall promptly upon becoming aware of such circumstances notify the Agent thereof and in consultation with the Agent and the Borrower and, to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution which is an Approved Credit Institution and which is acceptable to the Borrower and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such Lender shall be under no obligation to take any such action if, in the reasonable opinion of such Lender, to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

13.	REPRESENTATIONS

The Borrower makes on the date hereof the representations and warranties set out in Clause 13.1 (Status) to Clause 13.19 (Taxation). The Borrower acknowledges that the Lenders have entered into this Agreement in reliance on those representations and warranties. Capitalised terms used in Clause 13.16 (ERISA) below shall, unless otherwise defined in this Agreement, have the meanings given to such terms in the U.S. Facility Agreement in effect as at the date hereof.

13.1	Status
13.1.1	The Borrower and each U.S. Facility Obligor is a corporation or limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

13.1.2	The Borrower and each U.S. Facility Obligor has the corporate power to own its assets and carry on its business as it is being conducted.
13.2	Binding obligations

The obligations expressed to be assumed by the Borrower in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 2.3 (Initial Conditions Precedent), legal, valid, binding and enforceable obligations.

13.3	Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
13.3.1	any law or regulation applicable to it;

13.3.2	it’s or any U.S. Facility Obligor’s constitutional documents;

13.3.3	to the best of its knowledge and belief, having made reasonable and proper enquiry, any agreement or instrument binding upon it or any U.S. Facility Obligor or it’s or any U.S. Facility Obligor’s assets; or

13.3.4	any agreement or instrument binding upon it or any U.S. Facility Obligor or it’s or any U.S. Facility Obligor’s assets in a manner or to an extent that it would have a Material Adverse Effect.
13.4	Power and authority

The Borrower has the corporate power and capacity to enter into, perform and deliver, and have taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

13.5	Validity and admissibility in evidence

All Authorisations required or desirable:
13.5.1	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party; and

13.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

13.6	Governing law and enforcement
13.6.1	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Borrower’s jurisdiction of incorporation.

13.6.2	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the Borrower’s jurisdiction of incorporation.
13.7	Account Party

The Account Party is duly authorised to underwrite business at Lloyd’s.

13.8	Deduction of Tax

The Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

13.9	No filing or stamp taxes

Under the law of the Borrower’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

13.10	No default
13.10.1	No Event of Default is continuing or would reasonably be expected to result from the issue of any Letter of Credit.

13.10.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its subsidiaries or to which its (or any of its subsidiaries’) assets are subject which might have a Material Adverse Effect.
13.11	No misleading information

All written information supplied to any Finance Party by any member of the Group which is factual, is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect and all financial projections so supplied have been prepared on the basis of recent historical information and on the basis of reasonable assumptions. No information has been given or withheld that results in the information supplied to any Finance Party by any member of the Group being untrue or misleading in any material respect.

13.12	Financial statements
13.12.1	Its Original Financial Statements were prepared in accordance with accounting principles generally accepted in its jurisdiction of incorporation and consistently applied.

13.12.2	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

13.12.3	There has been no material adverse change in its business or financial condition or the business or consolidated financial condition of the Group (taken as a whole) since 30 September 2010.
13.13	Pari passu ranking

The payment obligations of the Borrower under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its subsidiaries.

13.15	No Winding-up

Save for any solvent liquidation or reorganisation of any Material Company which is not the Borrower and which has been notified to the Agent in writing in advance, no Material Company has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any Material Company for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues which in the case of any such proceedings being started or threatened against it which was not dismissed, discharged, stayed or restrained in each case within 90 days of the start thereof.

13.16	ERISA
13.16.1	With respect to each Employee Plan, the Borrower and each member of the Controlled Group have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a liability of Borrower or any member of the Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course) that would reasonably be expected to have a Material Adverse Effect. There have not been any nor are there now existing any events or conditions that would cause the lien provided under Section 4068 of ERISA to attach to any Property of the Borrower or any member of the Controlled Group. Unfunded Liabilities as of the date hereof do not exceed $500,000. No “prohibited transaction” (for which there is not an exemption) has occurred with respect to any Employee Plan.

13.16.2	The assets of the Borrower are not and will not at any time be deemed to include, for purposes of the U.S. Department of Labor regulations under ERISA, the assets of any employee benefit plan subject to ERISA or Section 4975 of the Code.
13.17	Federal Reserve Regulations
13.17.1	The Borrower is not engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

13.17.2	None of the extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

13.17.3	Neither the Borrower nor or any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.
13.18	Investment Companies

The Borrower is not an “investment company” or an “affiliated person” of an “investment company” as such terms are defined in the Investment Company Act of 1940 of the United States (the “1940 Act”) or otherwise subject to regulation under the 1940 Act or any United States federal or state statute or regulation restricting or limiting its ability to incur indebtedness.

13.19	Taxation

The Borrower on a timely basis has:
13.19.1	properly filed or caused to be filed (and, where applicable, has been included in) all material U.S. Tax returns, reports and statements (whether federal, state, local or otherwise) applicable to it in all jurisdictions in which such returns, reports and statements are required to be filed. All such U.S. Tax returns are correct and complete in all material respects; and

13.19.2	paid all material U.S. Taxes due whether or not shown on any tax return, together with applicable interest and penalties, except to the extent such U.S. Taxes are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment of such U.S. Taxes and with respect to which adequate reserves have been set aside for the payment of such U.S. Taxes.
13.20	Repetition of Representations

The Repeated Representations shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, each Utilisation Date, the Commencement Date of each Letter of Credit and every three months thereafter until the date upon which the Lenders’ aggregate liability under such Letter of Credit is zero.

14.	FINANCIAL INFORMATION

14.1	Annual Statements

The Borrower shall as soon as the same become available, but in any event within 100 days after the end of each of its financial years, deliver to the Agent the consolidated financial statements of the Group for such financial year, audited by an internationally recognised firm of independent auditors licensed to practise in its jurisdiction of incorporation.

14.2	Quarterly Statements

The Borrower shall as soon as the same becomes available, but in any event within 60 days after the end of each quarter of its financial years, deliver to the Agent its consolidated management accounts for such period.

14.3	Annual Report for the Managed Syndicate

The Borrower shall as soon as the same become available, but in any event within 100 days after the end of each year of account of the Managed Syndicate, deliver to the Agent audited annual reports and accounts in respect of the Managed Syndicate.

14.4	Quarterly Monitoring Returns

The Borrower shall, as soon as the same become available, but in any event (i) within 12 weeks after the end of the fourth quarter of each year of account of the Managed Syndicate, and (ii) within 8 weeks after the end of each of the first, second and third quarters of each year of account of the Managed Syndicate, deliver to the Agent the quarterly monitoring return for the Managed Syndicate and each year of account thereof for the time being remaining open for that quarter, as is required to be provided to Lloyd’s.

14.5	Reinsurance Résumé for Managed Syndicate

The Borrower shall as soon as the same become available, but in any event within 90 days of 1 January in every year deliver to the Agent the reinsurance résumé of the Managed Syndicate for each year of account then open.

14.6	Business Plan and Realistic Disaster Scenarios for Managed Syndicate

The Borrower shall as soon as the same becomes available, but in any event within 10 Business Days of the date on which it is approved by Lloyd’s, deliver to the Agent the business plan approved by Lloyd’s in relation to the Managed Syndicate and (if separate) the Realistic Disaster Scenarios relating thereto.

14.7	Documents Dispatched by the Borrower

The Borrower shall as soon as possible deliver to the Agent:
(a)	its annual and quarterly reports furnished to SEC to the extent required under the U.S. Facility Agreement (and, for the avoidance of doubt, the public filing of the Borrower’s 10-K or, as the case may be, its 10-Q with the Securities and Exchange Commission, notice of which shall have been provided to the Agent in any event, will satisfy the requirements of this paragraph (a) and shall be deemed furnished and delivered on the date such information has been posted on the Securities and Exchange Commission website available through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the Securities and Exchange Commission);

(b)	any document dispatched by the Borrower to all or any class of its shareholders or to its creditors generally but in any event deliver the same document to the Agent within 10 Business Days of the date of dispatch to the Borrower’s shareholders or creditors; and

(c)	all other notices and deliveries that are furnished under the U.S. Facility Agreement (for the avoidance of doubt, excluding notices of a purely operational nature but including, without limitation any notices and deliveries under clause 7.8 of the U.S. Facility Agreement or any successor provision thereto).
14.8	Other Financial Information
14.8.1	The financial statements provided pursuant to Clauses 14.1 (Annual Statements) and 14.2 (Quarterly Statements) shall be accompanied by such schedules, computations and other information, in reasonable detail, as may be reasonably required by the Agent to demonstrate compliance with the covenants set forth herein or reflecting any noncompliance therewith as of the applicable date, all certified and signed by the president, chief financial officer or treasurer of the Borrower (or other authorised officer approved by the Agent) as true and correct in all material respects to the best knowledge of such officer.

14.8.2	The financial statements provided pursuant to Clauses 14.1 (Annual Statements) and 14.2 (Quarterly Statements) shall each be accompanied by a Compliance Certificate duly executed by such authorised officer.

14.8.3	The Borrower shall from time to time on the request of the Agent, furnish the Agent with such information about the business and financial condition of the Group as the Agent may reasonably require.

14.9	Accounting Policies
14.9.1	Unless otherwise agreed by the Agent, the Borrower shall ensure that each set of financial statements delivered pursuant to this Clause 14 is prepared in accordance with the accounting policies, practices, procedures and reference periods applied by it in the preparation of the Original Financial Statements unless, in relation to such set of financial statements, the Borrower notifies the Agent that there have been one or more changes in such accounting policies or any reference period and the Borrower provides:
(a)	a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies and reference period upon which its Original Financial Statements were prepared; and

(b)	sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated by those financial statements and its Original Financial Statements, and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
14.10	Lloyd’s Syndicate Accounting Rules

The Borrower shall ensure that:
14.10.1	each annual report and quarterly monitoring return in respect of the Managed Syndicate delivered pursuant to Clause 14.3 (Annual Report for the Managed Syndicate) and Clause 14.4 (Quarterly Monitoring Returns) is prepared in accordance with Lloyd’s syndicate accounting rules under accounting policies consistently applied; and

14.10.2	there is attached to every such annual report an underwriter’s report, prepared in accordance with Lloyd’s syndicate accounting rules.
14.11	Litigation and Regulatory Intervention

The Borrower shall notify the Agent of any actual or (upon it becoming aware of the same) any threatened litigation or arbitration (whether as plaintiff or defendant and whether civil, criminal or administrative) and/or any actual or threatened regulatory intervention by Lloyd’s and/or the Financial Services Authority in respect of the Group and/or the Managed Syndicate involving claims in excess of $25,000,000 in any matter or which would reasonably be expected to result in a Material Adverse Effect (but excluding any litigation or arbitration involving the Managed Syndicate, the Account Party or the Insurance Company Subsidiaries in the ordinary course of its insurance business).

..

14.12	Change in Investment Strategy

The Borrower shall notify the Agent of any proposed and/or actual change in investment strategy of any Material Company which the Borrower reasonably expects would result in a material change in the Group’s business activities or financial position.

14.13	Amendments to U.S. Facility Agreement

The Borrower shall, no later than 10 Business Days after the date on which any amendment, supplement, waiver or modification is to be made with respect to the U.S. Facility Agreement supply the Agent a copy of all documentation relevant to that amendment, supplement, waiver or modification, in each case, certified by an Authorised Signatory of the Borrower to be a true and complete copy as at the date of delivery.

15.	COVENANTS

15.1	Maintenance of Legal Validity

The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all Authorisations required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents.

15.2	Regulatory Compliance

The Borrower shall, and shall ensure that each member of the Group will, observe and comply with all applicable Acts, byelaws and regulations (including, without limitation, under the Financial Services and Markets Act 2000 (and related subordinate legislation), the FSA Handbook and any conditions or requirements prescribed under any applicable Acts, Byelaws and regulations) the failure to observe or comply with which might reasonably be expected to have a Material Adverse Effect.

15.3	Cash Calls

The Borrower shall ensure that the Managing Agent will make a request for funds of the Account Party in its capacity as a member of the Managed Syndicate before applying the Funds at Lloyd’s of the Account Party in the payment of any claims, expenses or outgoings made or incurred in connection with its underwriting business.

15.4	Notification of Events of Default

The Borrower shall promptly on becoming aware of such occurrence inform the Agent of the occurrence of:
15.4.1	any Default; or

15.4.2	any Cross Event of Default,

and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default or Cross Event of Default has occurred.
15.5	Corporate Member

The Borrower shall ensure that the Account Party shall not undertake any business or activity other than insurance business at Lloyd’s as a Member of the Managed Syndicate.

15.6	Demands for Payment of FAL

The Borrower shall upon service on it, or on any member of the Group, by Lloyd’s (or the trustee for the time being of its Funds at Lloyd’s) of a written demand for the payment of a sum on account of its, or any member of the Group’s, Funds at Lloyd’s immediately inform the Agent of such demand.

15.7	Compliance with U.S. Regulations

The Borrower shall not (and shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the issue of any Letter of Credit nor the consummation of the other transactions contemplated by this agreement will violate any provision of the 1940 Act or any rule, regulation or order of the SEC under the 1940 Act.

15.8	Financial Covenants
15.8.1	The Borrower will have and maintain (in each case, on a consolidated basis for Borrower and its subsidiaries):
(a)	Debt to Capitalization Ratio — a Debt to Capitalization Ratio of not greater than 35% at all times; and

(b)	Minimum Consolidated Net Worth — Consolidated Net Worth as of any fiscal quarter not less than an amount equal to Minimum Consolidated Net Worth for such quarter.
15.8.2	For the purposes of this Agreement:

“Accumulated Other Comprehensive Income (Loss)” means, as at any date of determination, the amount of consolidated accumulated other comprehensive income (or loss), as applicable, of the Borrower and its subsidiaries, as reflected on the balance sheet of the Borrower as of such date in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, (i) Borrower’s consolidated shareholders’ equity (determined in accordance with GAAP) as of such date and (ii) minus the portion of Accumulated Other Comprehensive Income (Loss) related to Unrealized Investment Gains (Losses), net of taxes (as that portion of Accumulated Other Comprehensive Income (Loss) is identified in the footnotes to the Borrower’s consolidated financial statements as of such date) of the Borrower as of such date (which by way of clarification and not limitation means that consolidated shareholders’ equity will be increased by, if applicable, the amount of any of Accumulated Other Comprehensive Loss).

“Debt to Capitalization Ratio” shall have the meanings given to it in the U.S. Facility Agreement provided that, for the purposes of this Agreement, (i) in the definition of “Indebtedness”, the reference to “the maturity of the Revolving Loan Obligations” shall be construed as a reference to “31 December 2014” and (ii) as used in clause (b) of such definition of Debt to Capitalization Ratio, the term “Shareholder’s Equity” shall be deemed to mean Consolidated Net Worth as herein defined.

“Minimum Consolidated Net Worth” means $2,203,101,000 (being 70 per cent. of the Consolidated Net Worth as of the fiscal quarter ending 30 September 2010), such amount being increased in each fiscal quarter ending after 30 September 2010, by an amount equal to the excess, if any, of:
(a)	50 per cent. of consolidated net income of the Borrower and its subsidiaries for each such fiscal quarter; and

(b)	50 per cent. of net cash proceeds of the external issuance of any equity interests by the Borrower or any of its subsidiaries during each such fiscal quarter.
15.8.3	The financial covenants set out in Clause 15.8.1 above shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 14.8.2.
15.9	Inspection of Books and Records

The Borrower shall, upon five (5) Business Days’ prior notice from the Agent (unless there are reasonable grounds to believe an Event of Default has occurred and is continuing, in which case no prior notice is required), provide the Agent with access, during the normal business hours to and permit the Agent to inspect its Property, to examine its files, books and records, except (i) privileged communication with legal counsel (both inside and outside), (ii) confidential information regarding insured parties (provided that Borrower shall, if requested by the Agent (acting reasonably or, if there are reasonable grounds to believe an Event of Default has occurred and is continuing, acting in its sole discretion), use good faith efforts to obtain consent, or take such other actions, to permit the disclosure thereof) and (iii) classified governmental material, and to make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as the Agent may reasonably desire. Unless an Event of Default has occurred and is continuing, the Agent shall not exercise its rights hereunder more than once each calendar year and the Agent shall pay its own costs and expenses relating to the exercise of the rights under this Clause 15.9.

15.10	Books and Records

The Borrower shall (and shall ensure that each member of the Group will) maintain accounting records which permit financial statements to be prepared in accordance with GAAP and statutory accounting principles, as applicable.

15.11	Change of location

The Borrower shall notify the Agent at least 30 days prior to the date on which it (or the Account Party) changes its name or the location of its chief executive office of principal place of business or the place where it keeps its books and records.

15.12	Insurance

The Borrower shall (and shall ensure that each other Material Company will) maintain insurances (in addition to any reinsurance in respect of the Group’s underwriting business) on and in relation to its Property with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Borrower or that other Material Company as the case may be.

15.13	ERISA Information and Compliance

The Borrower shall provide to the Agent:
15.13.1	within five (5) days after receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA which would reasonably be expected to have a Material Adverse Effect and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan which would reasonably be expected to have a Material Adverse Effect;

15.13.2	if requested by the Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the IRS, copies of each annual and other report with respect to each Plan or any trust created thereunder;

15.13.3	within five (5) days after becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA which would reasonably be expected to have a Material Adverse Effect, for which the disclosure requirements of Regulation Section 4043 promulgated by the PBGC have not been waived, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder which would reasonably be expected to have a Material Adverse Effect, a written notice signed by the President or the principal financial officer of Borrower or the applicable member of the Controlled Group specifying the nature thereof, what action Borrower or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto;

15.13.4	within five (5) days after the filing or receiving thereof by Borrower or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan which would reasonably be expected to have a Material Adverse Effect; and

15.13.5	each request for waiver of the funding standards or extension of the amortisation periods required by Sections 303 and 304 of ERISA or Section 412 of the Code within five (5) days after the request is submitted by Borrower or any member of the Controlled Group to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be. To the extent required under applicable statutory funding requirements, Borrower will fund, or will cause the applicable member of the Controlled Group to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA, in each case, except to the extent that failure to do the same would not reasonably be expected to have a Material Adverse Effect. Except to the extent that failure to do the same would not reasonably be expected to have a Material Adverse Effect, Borrower covenants that it shall and shall cause each member of the Controlled Group to:
(a)	make contributions to each Plan in accordance with the time limits imposed by ERISA and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA;

(b)	prepare and file in accordance with the time limits imposed by ERISA all notices and reports required under the terms of ERISA including but not limited to annual reports; and

(c)	pay in accordance with the time limits imposed by ERISA all required PBGC premiums.
15.14	Indebtedness

The Borrower shall not (and shall ensure that no other Material Company will) without the prior written consent of the Agent, incur or permit to subsist any Financial Indebtedness other than (a) under the Finance Documents, (b) under any Syndicate Arrangement, (c) as may be permitted under the U.S. Facility Agreement or (d) as the Agent may otherwise agree.

15.15	Negative Pledge

The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets, other than any Security permitted under the U.S. Facility Agreement or as the Agent may otherwise agree.

15.16	Loans and Guarantees

The Borrower shall not (and shall ensure that no Material Company will) make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required or permitted under any of the Finance Documents or the U.S. Facility Agreement or as the Agent may otherwise agree) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.
15.17	Merger

The Borrower shall not (and shall ensure that no other Material Company will) enter into any amalgamation, demerger, merger or corporate reconstruction, other than as permitted under the U.S. Facility Agreement or as the Agent may otherwise agree.

15.18	Dividends

The Borrower shall not (and shall ensure that no Material Company will) pay, make or declare any dividend or other distribution other than as permitted under the U.S. Facility Agreement or as the Agent may otherwise agree.

15.19	Transactions with Related Parties

Except as permitted under the U.S. Facility Agreement or as the Agent may otherwise agree, the Borrower shall not (and shall ensure that no Material Company will) enter into any material transaction or material agreement with any officer, director or holder of any equity interest in the Borrower or any other member of the Group (or any Affiliate of any such person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources (to the best knowledge of the directors of the Borrower).

15.20	Constitutional documents

The Borrower shall not (and shall ensure that no Material Company will) amend, modify, restate or supplement any of its constitutional documents if such action would reasonably be expected to have a Material Adverse Effect.

15.21	Unfunded Liabilities

Except as permitted under the U.S. Facility Agreement or as the Agent may otherwise agree, the Borrower shall not (and shall ensure that no member of the Group will) incur any Unfunded Liabilities or allow any event subject to reporting under Clause 15.13 (ERISA Information and Compliance) or any Unfunded Liabilities in excess of $2,000,000, in the aggregate, to arise or exist.

15.22	Subsidiaries

The Borrower shall not (and shall ensure that no Material Company will) form, create or acquire any subsidiary, other than as may be permitted under the U.S. Facility Agreement or as the Agent may otherwise agree.

15.23	Letter of Credit
15.23.1	The Borrower shall use all reasonable endeavours to procure that on or before the relevant Expiry Date:
(a)	each Letter of Credit is returned by Lloyd’s to the Agent; and

(b)	Lloyd’s deliver written confirmation to the Agent that:
(i)	that Letter of Credit may be cancelled;

(ii)	all liabilities under that Letter of Credit have ceased; and

(iii)	Lloyd’s no longer places any reliance on that Letter of Credit, in form and substance satisfactory to the Agent.
15.23.2	If sub-clause 15.23.1 of Clause 15.23 (Letter of Credit) has not been complied in full on or before the Expiry Date, then if the Borrower can demonstrate, to the reasonable satisfaction of the Lenders, that the lenders under the U.S. Facility Agreement have provided their consent (having used all reasonable endeavours to obtain such consent), the Borrower shall provide Cash Collateral to the Trustee in an amount equal to the Outstandings, until all the provisions set out in sub-clause 15.23.1 of Clause 15.23 (Letter of Credit) have been complied with in full.
15.24	Federal Reserve Regulations

The Borrower will use the Facility without violating Regulations T, U and X.

15.25	Anti-Money Laundering

The Borrower will ensure that no funds used to pay the obligations under the Finance Documents are derived from any unlawful activity.

15.26	Information provided under the U.S. Facility Agreement

Notwithstanding the provisions of this Clause 15, the Borrower shall not be obliged to deliver any financial statement, report or other document to the extent such financial statement, report or other document has already been provided to the Agent pursuant to the terms of the U.S. Facility Agreement.

16.	EVENTS OF DEFAULT

Each of Clause 16.1 (Failure to Pay) to 16.21 (Change of control) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

16.1	Failure to Pay

Any sum due from the Borrower under this Agreement is not paid at the time, in the currency and in the manner specified herein (other than where a failure in the transmission of funds has occurred which is attributable to a technical or administrative failure within the banking system and such payment is made within three Business Days of its due date).

16.2	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

16.3	Specific Covenants

The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 15 (Covenants) and such failure, if in the opinion of the Agent it is capable of remedy, is not remedied within 10 Business Days of the Agent giving notice thereof to the Borrower or the Borrower becoming aware of the failure to perform or comply.

16.4	Ratings Downgrade

The Borrower fails to perform or comply with any of the obligations expressed to be assumed by it in Clause 6 (Ratings Downgrade).

16.5	U.S. Facility Agreement

The occurrence of a Cross Event of Default under the U.S. Facility Agreement.

16.6	Other Obligations

The Borrower fails duly to perform or comply with any other obligation expressed to be assumed by it in the Finance Documents and such failure, if capable of remedy, is not remedied within 10 Business Days after the Agent has given notice thereof to the Borrower.

16.7	Solvency Test

The Account Party fails as a Member to maintain the Member’s capital resources requirement calculated by Lloyd’s in accordance with the General Prudential Sourcebook and the Insurers Prudential Sourcebook and notified to the Account Party by Lloyd’s from time to time.

16.8	Insolvency
16.8.1	A Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

16.8.2	The value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities).

16.8.3	A moratorium is declared in respect of any indebtedness of any Material Company.

16.9	U.S. Voluntary Insolvency Proceedings

The Borrower shall in any U.S. jurisdiction:
16.9.1	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

16.9.2	make a general assignment for the benefit of its creditors;

16.9.3	commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

16.9.4	file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

16.9.5	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.
16.10	U.S. Involuntary Insolvency Proceedings

In respect of the Borrower, a proceeding or case shall be commenced, without the application or consent of the Borrower, in any U.S. court of competent jurisdiction, seeking:
16.10.1	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

16.10.2	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or of all or any substantial part of its property; or

16.10.3	similar relief in respect of the Borrower under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts, and any such proceeding or case referred to in Clauses 16.10.1 to 16.10.3 above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 21 or more days, or an order for relief against the Borrower shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.
16.11	Insolvency proceedings involving Material Companies

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
16.11.1	other than a solvent liquidation or reorganisation of any Material Company which is not the Borrower, the suspension of payments, a moratorium of any indebtedness, winding-up, liquidation, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company which is not the Borrower;
16.11.2	a composition, readjustment of debts, compromise, assignment or arrangement with any creditor of any Material Company which is not the Borrower;

16.11.3	other than in respect of a solvent liquidation of a member of the Group which is not the Borrower, the appointment of a liquidator, receiver, administrative receiver, custodian, trustee, examiner, liquidator, administrator, compulsory manager or other similar officer in respect of any Material Company which is not the Borrower or any of its assets; or

16.11.4	enforcement of any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, over any assets of any Material Company which is not the Borrower, or any analogous procedure or step is taken in any jurisdiction and which, in the case of any legal proceedings or other procedure or step being taken by any person is not dismissed or discharged in each case within 90 days of the starting thereof.
16.12	Execution or Distress

Any expropriation, attachment, sequestration, distress or execution affects the whole or any part of, the material property, undertaking or assets of any Material Company or any event occurs which under the laws of any jurisdiction has a similar or analogous effect and is not discharged or paid out within 90 days.

16.13	Failure to Comply with Final Judgment

Any member of the Group fails within 90 days of such judgment or final order to comply with or pay any sum due from it under any final non-appealable judgment for the payment of money in excess of $25,000,000 (exclusive of amounts covered by insurance and exclusive of judgments in the ordinary course of the insurance business of such member of the Group) or any final non-appealable order for the payment of money made or given by any court of competent jurisdiction.

16.14	The Group’s Business

The Group taken as a whole ceases to carry on the business of underwriting insurance and the business of managing agents at Lloyd’s.

16.15	Repudiation

The Borrower repudiates any Finance Document or does or causes to be done any act or thing evidencing an intention to repudiate any Finance Document.

16.16	Illegality

At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its payment obligations under the Finance Documents or any of its payment obligations thereunder are not or cease to be legal, valid, binding and enforceable.

16.17	Insurers (Reorganisation and Winding Up) (Lloyds) Regulations 2005

A “Lloyd’s Market Reorganisation Order” is made by the English courts in relation to the “association of underwriters known as Lloyd’s” as each of those terms is defined in the Insurers (Reorganisation and Winding Up) (Lloyd’s) Regulations 2005 which in the reasonable opinion of the Agent is likely materially and adversely to affect the ability of the Borrower to perform or comply with its material obligations under the Finance Documents.

16.18	Transaction Security
16.18.1	At any time when the Borrower has provided any Transaction Security such Transaction Security is or becomes unlawful, is not or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

16.18.2	At any time when the Borrower has provided any Transaction Security such the Transaction Security fails to have the priority that it is expressed to have in the relevant Security Document.
16.19	Financial Services and Markets Act 2000
16.19.1	A failure by Lloyd’s (or, where appropriate, the members of Lloyd’s taken together) to satisfy the solvency requirements to which it is or they are subject by virtue of Part XIX of the Financial Services and Markets Act 2000, the FSA Handbook or any statutory provision enacted hereafter and a failure to comply with any binding requirement to rectify the position within the time period permitted for such rectification; or

16.19.2	the authorisation or permission granted to Lloyd’s to carry on a regulated activity pursuant to the Financial Markets and Services Act 2000 is withdrawn, removed, revoked or cancelled by the Financial Services Authority, which, in either such case, in the reasonable opinion of the Agent is likely materially and adversely to affect the ability of the Borrower to perform or comply with its material obligations under the Finance Documents.
16.20	Modification of Lloyd’s Acts, Byelaws or Trusts

Any modification, repeal, amendment, replacement or revocation of Lloyd’s Acts 1871 to 1982, any byelaw or any deed or agreement required by Lloyd’s to be executed or entered into by any person in connection with insurance business at Lloyd’s (whether carried on by such person or otherwise) or any trust created thereby is made or proposed which in the reasonable opinion of the Agent is likely materially and adversely to affect the ability of the Borrower to perform or comply with its material obligations under the Finance Documents.

16.21	Change of control
16.21.1	The Borrower ceases to control the Account Party.

16.21.2	For the purpose of paragraph 16.21.1 above “control” means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Account Party; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Account Party; or

(iii)	give directions with respect to the operating and financial policies of the Account Party which the directors or other equivalent officers of the Account Party are obliged to comply with; or
(b)	the holding of more than one-half of the issued share capital of the Account Party (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
16.22	Acceleration and Cancellation

Upon the occurrence of an Event of Default at any time thereafter while that Event of Default is continuing, the Agent may, upon instruction by the Lenders, by notice to the Borrower:
16.22.1	if a Letter of Credit has been issued, require the Borrower to procure that:
(a)	each Letter of Credit is returned by Lloyd’s to the Agent; or

(b)	the liabilities of the Lenders under each Letter of Credit are promptly reduced to zero or, if the Borrower can demonstrate, to the reasonable satisfaction of the Lenders, that the lenders under the U.S. Facility Agreement have provided their consent (having used all reasonable endeavours to obtain such consent), provide Cash Collateral to the Trustee for each Letter of Credit in an amount specified by the Agent (whereupon the Borrower shall do so); and/or
16.22.2	declare that any unutilised portion of the Facility shall be cancelled, whereupon the same shall be cancelled and Available Commitment shall be reduced to zero; and/or

16.22.3	exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.
provided that in the case of an Event of Default specified in Clause 16.9 (U.S. Voluntary Insolvency Proceedings) or 16.10 (U.S. Involuntary Insolvency Proceedings) above, the preceding Clauses 16.22.1 to 16.22.3 shall not apply and:
(A)	the obligation of the Agent or any Lender to issue or amend any Letter of Credit shall automatically be terminated;

(B)	any unutilised portion of the Facility shall automatically be cancelled and Available Commitment shall automatically be reduced to zero; and

(C)	any Unreimbursed Amounts, all interest thereon and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
17.	FEES

17.1	Arrangement Fee

The Borrower shall pay to the Arranger for its own account, the arrangement fee in the amounts and at the times agreed in a Fee Letter.

17.2	Agency Fees

The Borrower shall pay to the Agent for its own account, the agency fees in the amounts and at the times agreed in a Fee Letter.

18.	COSTS AND EXPENSES

18.1	Transaction Expenses

The Borrower shall, from time to time within five Business Days of demand of the Agent, reimburse the Finance Parties for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by the Finance Parties in connection with the negotiation, preparation, printing, execution, syndication and implementation of the Finance Documents, any other document referred to in the Finance Documents and the completion of the transactions therein contemplated. The Finance Parties agree to keep all costs incurred by it relating to the negotiation, preparation, printing, execution, syndication, enforcement and, implementation of the Finance Documents to a reasonable amount and shall notify the Borrower of any quotations it obtains in connection thereof.

18.2	Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents and any document referred to in the Finance Documents (including, without limitation, any costs and expenses relating to any investigation commenced in good faith as to whether or not an Event of Default might have occurred or is likely to occur or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving a Default or Event of Default).

18.3	Stamp Taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that it incurs in relation to all stamp duty, registration and other similar taxes payable in respect of any Finance Document.

18.4	Amendment Costs

If the Borrower requests any amendment, waiver or consent then the Borrower shall, within five Business Days of demand by the Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) together with any VAT thereon reasonably incurred by such person in responding to or complying with such request.

18.5	Lenders’ Liabilities for Costs

If the Borrower fails to perform any of its obligations under this Clause 18, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the Agent against any loss incurred by it as a result of such failure.

19.	DEFAULT INTEREST AND BREAK COSTS

19.1	Default Interest Periods

If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with Clause 23 (Payment Mechanics) or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 19) be selected by the Agent.

19.2	Default Interest

An Unpaid Sum shall bear interest during each Term in respect thereof at the rate per annum which is the sum from time to time of 1.5 per cent. per annum, LIBOR and the Mandatory Cost on the Quotation Date therefor.

19.3	Payment of Default Interest

Any interest which shall have accrued under Clause 19.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Borrower owing the Unpaid Sum on the last day of each Term in respect thereof or on such other dates as the Agent may specify by notice to the Borrower.

19.4	Market disruption
19.4.1	If a Market Disruption Event occurs in relation to an Unpaid Sum for any Interest Period, then the rate of interest on each Lender’s share of that Unpaid Sum for the Interest Period shall be the rate per annum which is the sum of:
(a)	1.5 per cent. per annum;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest

Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding that Unpaid Sum from whatever source it may reasonably select; and
(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Unpaid Sum.
19.4.2	In this Agreement “Market Disruption Event” means:
(a)	at or about noon on the Quotation Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and the relevant Interest Period; or

(b)	before close of business in London on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in an Unpaid Sum exceed 50 per cent. of that Unpaid Sum) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR;
19.5	Alternative basis of interest or funding
19.5.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

19.5.2	Any alternative basis agreed pursuant to sub-Clause 19.5.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties hereto.
19.6	Break Costs

If any Lender or the Agent on its behalf receives or recovers all or any part of any Unpaid Sum otherwise than on the last day of a Term in respect thereof, the Borrower shall pay to the Agent on demand for account of such Lender an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of such Term exceeds (b) the amount of interest which in the opinion of the Agent would have been payable to the Agent on the last day of that Term in respect of a deposit in the currency in which the Unpaid Sum is denominated equal to the amount so received or recovered placed by it with a prime bank in the London interbank market for a period starting on the first Business Day following the date of such receipt or recovery and ending on the last day of that Term provided that no such amount shall be payable by the Borrower to the Agent in the event that any, all or any part of such Unpaid Sum is received or recovered as a result of any refinancing of this Facility with the Lenders.

20.	OTHER INDEMNITIES

20.1	Currency Indemnity

If any sum (a “Sum”) due from the Borrower under the Finance Documents or any order or judgment given or made in relation hereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:
20.1.1	making or filing a claim or proof against the Borrower;

20.1.2	obtaining an order or judgment in any court or other tribunal; or

20.1.3	enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

20.2	Other Indemnities

The Borrower shall, within five Business Days of demand, indemnify each Secured Party against any reasonably incurred cost, loss or liability incurred by that Secured Party as a result of:
20.2.1	the occurrence of any Event of Default;

20.2.2	subject to the terms of Clause 16.1 (Failure to Pay), a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 22 (Sharing among the Finance Parties);

20.2.3	making arrangements to issue a Letter of Credit requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by that Finance Party alone); or

20.2.4	a Letter of Credit (or part of a Letter of Credit) not being prepaid in accordance with a notice of prepayment given by the Borrower.
20.3	Indemnity to the Agent
20.3.1	If the Agent (acting reasonably) proposes to investigate any event which it believes is a Default, it will notify the Borrower specifying in reasonable detail the grounds for such investigation and, unless the Borrower delivers evidence in form and substance satisfactory to the Agent that no Default has occurred, the Borrower shall promptly indemnify the Agent against any cost, loss or liability properly incurred by the Agent as a result of investigating any such event.

20.3.2	The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of acting or relying on any notice, request or instruction which it reasonably believes to be genuine and correct.
20.4	Indemnity to the Trustee

The Borrower shall promptly indemnify the Trustee and every Receiver and Delegate against any reasonably incurred cost, loss or liability incurred by any of them as a result of:
20.4.1	the protection or enforcement of the Transaction Security;

20.4.2	the exercise of any of the rights, powers, discretions and remedies vested in the Trustee and Delegate by the Finance Documents or by law; and

20.4.3	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
The Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Cash Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

21.	CURRENCY OF ACCOUNT AND PAYMENT
21.1.1	Subject to sub-clauses 21.1.2 to 21.1.5 below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

21.1.2	A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

21.1.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

21.1.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

21.1.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
22.	SHARING AMONG THE FINANCE PARTIES

22.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 23 (Payment mechanics) or Clause 25 (Application of Proceeds) and applies that amount to a payment due under the Finance Documents then:

22.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

22.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 23 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

22.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 23.4 (Partial payments).
22.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 23.4 (Partial payments).

22.3	Recovering Finance Party’s rights
22.3.1	On a distribution by the Agent under Clause 22.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

22.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause 22.3.1 above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable and shall not be liable to the Finance Parties (other than the Recovering Finance Party) in respect of any part of a Sharing Payment received by them.
22.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
22.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 22.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

22.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

22.5	Exceptions
22.5.1	This Clause 22 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

22.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
23.	PAYMENT MECHANICS

23.1	Payments to the Agent

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds and to such account with such bank as the Agent shall specify from time to time.

23.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another party shall, subject to Clause 23.3 (Clawback) and Clause 26.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

23.3	Clawback
23.3.1	Where a sum is to be paid to the Agent under the Finance Documents for another party, the Agent is not obliged to pay that sum to that other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

23.3.2	If the Agent pays an amount to another party and it proves to be the case that the Agent had not actually received that amount, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

23.4	Partial Payments
23.4.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arranger and the Trustee under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any liabilities due in respect of each Letter of Credit but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
23.4.2	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (b) to (d) of sub-clause 23.4.1 above.

23.4.3	Sub-clauses 23.4.1 and 23.4.2 above will override any appropriation made by the Borrower.
23.5	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.6	Business Days
23.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

23.6.2	During any extension of the due date for payment of any Unpaid Sum under this Agreement interest is payable on the Unpaid Sum at the rate payable on the original due date.
24.	SET-OFF

24.1	Contractual Set-off

The Borrower authorises each Lender at any time after the occurrence of an Event of Default which is continuing to apply any credit balance to which the Borrower is entitled on any account of the Borrower with such Lender in satisfaction of any sum due and payable from the Borrower to such Lender hereunder but unpaid. For this purpose, each Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

24.2	Set-off not Mandatory

No Lender shall be obliged to exercise any right given to it by Clause 24.1 (Contractual Set-off).

25.	APPLICATION OF PROCEEDS

25.1	Order of Application

All moneys from time to time received or recovered by the Trustee in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Trustee on trust to apply them at such times as the Trustee sees fit, to the extent permitted by applicable law, in the following order of priority:
25.1.1	in discharging any sums owing to the Trustee (in its capacity as trustee), any Delegate;

25.1.2	in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by the Borrower under any of the Finance Documents in accordance with Clause 23.4 (Partial Payments);

25.1.3	if the Borrower is under no further actual or contingent liability under any Finance Document, in payment to any person to whom the Trustee is obliged to pay in priority to the Borrower; and

25.1.4	the balance, if any, in payment to the Borrower.
25.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 25.1 (Order of Application) the Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) (bearing interest at a market rate usual, in the reasonable opinion of the Trustee, for an account of that type) in the name of the Trustee or Agent with such financial institution (including itself) and for so long as the Trustee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Trustee’s discretion in accordance with the provisions of this Clause 25.

25.3	Currency Conversion
25.3.1	For the purpose of or pending the discharge of any of the Secured Obligations the Trustee may convert any moneys received or recovered by the Trustee from one currency to another, at the spot rate at which the Trustee is able to purchase the currency in which the Secured Obligations are due with the amount received.

25.3.2	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

25.4	Permitted Deductions

The Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of sums received by it pursuant to this Agreement, or as a consequence of performing its duties, or by virtue of its capacity as Trustee under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

25.5	Discharge of Secured Obligations
25.5.1	Any payment to be made in respect of the Secured Obligations by the Trustee may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Trustee.

25.5.2	The Trustee is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.
25.6	Sums received by the Borrower

If the Borrower receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Trustee, that sum shall promptly be paid to the Trustee for application in accordance with this Clause 25.

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

Each other Finance Party (other than the Trustee) appoints the Agent to act as its agent under and in connection with the Finance Documents and authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent
26.2.1	The Agent shall promptly forward to a party the original or a copy of any document which is delivered to the Agent for that party by any other party.

26.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

26.2.3	If the Agent receives notice from a party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

26.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Lender under this Agreement it shall promptly notify the other Finance Parties.

26.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties
26.4.1	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

26.4.2	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent
26.6.1	The Agent may rely on:
(a)	any representation, notice or document reasonably believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
26.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 16.1 (Failure to Pay)); and

(b)	any right, power, authority or discretion vested in any party or the Lenders have not been exercised.
26.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

26.6.5	The Agent may disclose to any other party to this Agreement any information it reasonably believes it has received as agent under this Agreement and is required or permitted to disclose to that party.

26.6.6	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
26.7	Lenders’ instructions
26.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Lenders (or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders.

26.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Lenders will be binding on all the Finance Parties.

26.7.3	The Agent may refrain from acting in accordance with the instructions of the Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.7.4	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
26.8	Responsibility for documentation

Neither the Agent nor the Arranger:
26.8.1	is responsible to any Finance Party for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

26.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
26.9	Exclusion of liability
26.9.1	Without limiting sub-clause 26.9.2 below, the Agent will not be liable to any Finance Party for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.9.2	No party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.8 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

26.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.9.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document) including, but not limited to, the execution and delivery of any Letter of Credit by the Agent and any documents executed and delivered by it in connection therewith and any payment made by the Agent in accordance with the terms of a Letter of Credit or pursuant to the instructions of the Lenders.

26.11	Resignation of the Agent
26.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

26.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Lenders (after consultation with the Borrower) may appoint a successor Agent.

26.11.3	If the Lenders have not appointed a successor Agent in accordance with sub-clause 26.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

26.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

26.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation as Agent in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

26.11.7	After consultation with the Borrower, the Lenders may, by notice to the Agent, require it to resign in accordance with sub-clause 26.11.2 above. In this event, the Agent shall resign in accordance with sub-clause 26.11.2 above.
26.12	Confidentiality
26.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
26.13	Relationship with the Lenders
26.13.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost Formulae).
26.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
26.14.1	the financial condition, status and nature of each member of the Group;

26.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.14.4	the adequacy, accuracy and/or completeness of any information provided by the Agent, any party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
26.15	Management Time

Any amount payable to an Agent or the Trustee under Clause 18 (Costs and expenses), Clause 20.3 (Indemnity to the Agent) and Clause 26.10 (Lender’s Indemnity to the Agent) shall include the cost of utilising the Agent’s and Trustees’ management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent and Trustee may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to it under Clause 17 (Fees).

26.16	Deduction from amounts payable by the Agent

If any party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received any amount so deducted.

27.	ROLE OF TRUSTEE

27.1	Trust

The Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement. Each of the parties to this Agreement agrees that the Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

27.2	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, the Cash Collateral except through the Trustee.

27.3	Trustee’s Instructions

The Trustee shall:

27.3.1	unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;

27.3.2	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

27.3.3	be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Trustee to the Lenders.
27.4	Trustee’s Actions

Subject to the provisions of this Clause 27:
27.4.1	the Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

27.4.2	at any time after receipt by the Trustee of notice from the Agent directing the Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit and which it is entitled to take to enforce the Transaction Security.
27.5	Trustee’s Discretions
27.5.1	The Trustee may assume (unless it has received actual notice to the contrary in its capacity as trustee for the Secured Parties) that:
(a)	no Default has occurred and the Borrower is not in breach of or default under its obligations under any of the Finance Documents; and

(b)	any right, power, authority or discretion vested in any person has not been exercised.
27.5.2	The Trustee may, if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

27.5.3	The Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable.

27.5.4	The Trustee may rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or the Borrower, upon a certificate signed by or on behalf of that person.

27.5.5	The Trustee may refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.
27.6	Trustee’s Obligations

The Trustee shall promptly inform the Agent of:
27.6.1	the contents of any notice or document received by it in its capacity as Trustee from the Borrower under any Finance Document; and

27.6.2	the occurrence of any Default of which the Trustee has received notice from any other party to this Agreement.
27.7	Excluded Obligations

The Trustee shall not:
27.7.1	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by the Borrower of its obligations under any of the Finance Documents;

27.7.2	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

27.7.3	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

27.7.4	be under any obligations other than those which are specifically provided for in the Finance Documents; or

27.7.5	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, the Borrower.
27.8	No responsibility to perfect Transaction Security

The Trustee shall not be liable for any failure to:
27.8.1	require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower to any of the Cash Collateral;

27.8.2	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

27.8.3	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

27.8.4	take, or to require the Borrower to take, any steps to perfect its title to any of the Cash Collateral or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

27.8.5	require any further assurances in relation to any of the Security Documents.
27.9	Insurance by Trustee
27.9.1	The Trustee shall not be under any obligation to insure any of the Cash Collateral, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

27.9.2	Where the Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Trustee has failed to do so within fourteen days after receipt of that request.
27.10	Custodians and Nominees

The Trustee may appoint and pay any person to act as a custodian, sub-custodian or nominee on any terms in relation to any assets of the trust as the Trustee may determine with the consent of the Lenders, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

27.11	Acceptance of Title

The Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as the Borrower may have to the Cash Collateral and shall not be liable for or bound to require the Borrower to remedy any defect in its right or title.

27.12	Refrain from Illegality

The Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive, regulation, request or guideline of any jurisdiction which would or might otherwise render it liable to any person, and the Trustee may do anything which is, in its opinion, necessary to comply with any law, directive, regulation, request or guideline.

27.13	Business with the Group

The Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any member of the Group.

27.14	Releases

Upon a disposal of any of the Cash Collateral:
27.14.1	pursuant to the enforcement of the Transaction Security by a Receiver or the Trustee; or

27.14.2	if that disposal is permitted under the Finance Documents,
the Trustee shall (at the cost of the Borrower) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

27.15	Winding up of Trust

If the Trustee, with the approval of the Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Trustee under each of the Security Documents.

27.16	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

27.17	Powers Supplemental

The rights, powers and discretions conferred upon the Trustee by this Agreement shall be supplemental to the Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Trustee by general law or otherwise.

27.18	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

27.19	Resignation of Trustee
27.19.1	The Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

27.19.2	Alternatively the Trustee may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Lenders may appoint a successor Trustee.

27.19.3	If the Lenders have not appointed a successor Trustee in accordance with sub-clause 27.19.2 above within 30 days after the notice of resignation was given, the Trustee (after consultation with the Agent and the Borrower) may appoint a successor Trustee.

27.19.4	The retiring Trustee shall, at its own cost, make available to the successor Trustee such documents and records and provide such assistance as the successor Trustee may reasonably request for the purposes of performing its functions as Trustee under the Finance Documents.

27.19.5	The Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

27.19.6	Upon the appointment of a successor, the retiring Trustee shall be discharged from any further obligation as Trustee in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 26 (Role of Agent) and 27 (Role of Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.19.7	The Lenders may, by notice to the Trustee, require it to resign in accordance with sub-clause 27.19.2 above. In this event, the Trustee shall resign in accordance with sub-clause 27.19.2 above.
27.20	Delegation
27.20.1	The Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

27.20.2	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Trustee may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate unless caused by the gross negligence or wilful misconduct of the Trustee in making such delegation.
27.21	Additional Trustees
27.21.1	The Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Trustee shall give prior notice to the Borrower and the Agent of that appointment.

27.21.2	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

27.21.3	The remuneration that the Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Trustee.
28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
28.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.	ASSIGNMENTS AND TRANSFERS

29.1	Binding Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

29.2	Assignment and transfers by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.3	Assignment and Transfers by the Lenders

Subject to this Clause 29, any Lender (the “Existing Lender”) may at any time assign all or any of its rights and benefits under the Finance Documents or transfer by novation any of its rights and obligations to an Approved Credit Institution (the “New Lender”).

29.4	Conditions for Assignment or Transfer
29.4.1	Any assignment or transfer by a Lender of its Commitment or participation in Letters of Credit must be a pro rata assignment or transfer of its participation in each Letter of Credit and must be in a minimum amount of $5,000,000.

29.4.2	An assignment will only be effective on:
(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was a Lender; and

(b)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
29.4.3	A transfer will only be effective if the procedure set out in Clause 29.7 (Procedure for transfer) is complied with.

29.4.4	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 8.1 (Tax gross-up) or Clause 10 (Increased costs),

(c)	then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
29.5	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,500.

29.6	Limitation of responsibility of Existing Lenders
29.6.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance of the Borrower of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
29.6.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any Letter of Credit is effective or any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
29.6.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
29.7	Procedure for transfer
29.7.1	Subject to the conditions set out in Clause 29.4 (Conditions of Assignment or Transfer) a transfer is effected in accordance with sub-clause 29.7.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register pursuant to Clause 29.11 (The Register). The Agent shall, subject to sub-clause 29.7.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and make such corresponding entry in the Register.

29.7.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make a corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

29.7.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharge Rights and Obligations”);

(b)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharge Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)	the Agent, the Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer; and

(d)	the New Lender shall become a Party as a “Lender”.
29.8	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
29.8.1	to (or through) whom that Lender assigns or transfers (or proposes to assign or transfer) all or any of its rights and obligations under this Agreement;

29.8.2	with (or through) whom that Lender enters into (or proposes to enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

29.8.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to sub-clauses 29.8.1 and 29.8.2 above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

29.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation, any charge, assignment or other Security to secure obligations to a federal reserve or central bank except that no such charge, assignment or Security shall:
29.9.1	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

29.9.2	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
29.10	Assignment to Federal Reserve Bank

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, without notice to or consent of any Party, to any U.S. Federal Reserve Bank provided that (i) no Lender shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such U.S. Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

29.11	The Register

For U.S. federal income tax purposes only, the Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Transfer Certificate delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 29 (Assignments and Transfers), no transfer shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agent and each Lender may treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

30.	CALCULATIONS AND EVIDENCE OF DEBT

30.1	Basis of Accrual

Interest, letter of credit commission and fees accruing hereunder shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, where market practice differs, in accordance with market practice) and the actual number of days elapsed.

30.2	Evidence of Debt

The Agent shall maintain in accordance with its usual practice accounts evidencing the face amount of its participation in the Letter of Credit issued hereunder and the amounts owing to it hereunder.

30.3	Control Accounts

The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Unpaid Sum and the face amount of each Letter of Credit issued hereunder, (b) the amount of all fees, interest and other sums due or to become due from the Borrower and (c) the amount of any sum received or recovered by the Agent hereunder.

30.4	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 30.2 (Evidence of Debt) and Clause 30.3 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

30.5	Certificates of the Lenders

A certificate of a Lender as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 8.1 (Tax Gross-Up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 8.2 (Tax Indemnity), Clause 10.1 (Increased Costs) or Clause 5.2 (Borrower’s Indemnity to Lenders) or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 9.3 (Tax Credit Payment) or Clause 9.4 (Tax Credit Clawback) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

30.6	Letters of Credit

A certificate of a Lender as to the amount paid by that Lender in respect of the Letter of Credit shall, save for manifest error, be prima facie evidence of the payment of such amount in any legal action or proceedings arising in connection therewith.

31.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY

31.1	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Lender, any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

31.2	Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

32.	NOTICES

32.1	Communications in Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by letter or fax.

32.2	Addresses

Any communication or document to be made or delivered under this Agreement shall (unless the recipient of such communication or document has, by 15 days written notice to the Agent, specified another address or fax number) be made or delivered to the address or fax number identified with its signature below.

32.3	Delivery

Any communication or document to be made or delivered by one person to another under this Agreement shall:
32.3.1	if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address; and

32.3.2	if by way of fax, be deemed to have been received when transmission to the relevant fax number has been completed, provided that:
32.3.3	any communication or document to be made or delivered to the Agent shall be effective only if the same is expressly marked for the attention of the department and/or officer identified with the Agent’s signature below (or such other department or officer as the Agent shall from time to time specify for this purpose); and

32.3.4	any communication or document to be made or delivered to the Trustee shall be effective only when addressed to its trustee division and received by the Trustee and then only if the same is expressly marked for the attention of the department or officer (if any) identified with the Trustee’s signature in the relevant Finance Document (or such other department or officer as the Trustee shall from time to time specify for this purpose).

32.4	Notification of Changes

Promptly upon receipt of notification of a change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to the relevant Finance Document of such change.

32.5	English Language

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

33.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

34.	USA PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

35.	AMENDMENTS

35.1	Required consents
35.1.1	Subject to Clause 27.14 (Releases) any term of the Finance Documents may be amended or waived only with the prior written consent of the Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

35.1.2	The Agent, or in respect of the Transaction Security the Trustee, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.1.3	An amendment or waiver which relates to the rights or obligations of the Agent or the Trustee may not be effected without the consent of the Agent or the Trustee.
36.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

37.	JURISDICTION

37.1	English Courts

Each of the parties hereto irrevocably agrees for the benefit of the Agent and each of the Lenders that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes (each, a “Dispute”), which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

37.2	Convenient Forum

The Borrower irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 37.1 (English Courts) being nominated as the forum to hear and determine any Dispute and agrees not to claim that any such court is not a convenient or appropriate forum.

37.3	Non-Exclusive Jurisdiction

The submission to the jurisdiction of the courts referred to in Clause 37.1 (English Courts) shall not (and shall not be construed so as to) limit the right of the Agent nor any of the Lenders to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

37.4	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
37.4.1	irrevocably appoints HCCS Corporation (UK branch) of Walsingham House, 35 Seething Lane, London EC3N 4AH (Attention: Chief Financial Officer) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

37.4.2	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.
The Agent agrees that a copy of each notice sent to the Borrower’s agent for service of process shall contemporaneously be sent to the Borrower provided that the Borrower agrees that failure to do so will not invalidate the proceedings concerned.
37.5	Waiver of jury trial

Each of the parties to this Agreement agrees to waive irrevocably its rights to a jury trial of any claim based upon or arising out of this Agreement or any of the documents referred to in this agreement or any transaction contemplated in this Agreement. This waiver is intended to apply to all Disputes. Each Party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as a deed and delivered it on the date first above written.

SCHEDULE 1
THE ORIGINAL LENDERS

Original Lender	Commitment ($)

National Westminster Bank plc	45,000,000

Barclays Bank PLC	45,000,000

Total	90,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
1.	The Borrower
(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a board resolution of the Borrower:
(i)	approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and resolving that it execute those Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched; and

(iv)	approving the execution, delivery and performance of the Finance Agreements to which it is a party and the terms and conditions thereof and authorising a named person or persons to sign the Finance Documents to which it is a party and any documents to be delivered by the Borrower pursuant thereto.
(c)	A specimen signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of an Authorised Signatory of the Borrower confirming that utilisation of the Facility and entry into and performance of its obligations under each of the Finance Documents would not cause any borrowing, guaranteeing or similar restriction binding on it to be exceeded.

(e)	A certificate of an Authorised Signatory of the Borrower, certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	Legal opinions
(a)	A legal opinion of Clifford Chance Limited Liability Partnership, legal advisers to the Agent in respect of English law, substantially in the form distributed to the Agent prior to the signing of this Agreement.

(b)	A legal opinion of Clifford Chance Limited Liability Partnership, legal advisers to the Agent in respect of the laws of the state of Delaware, substantially in the form distributed to the Agent prior to the signing of this Agreement.

3.	Other documents and evidence
(a)	Evidence that any process agent referred to in Clause 37.4 (Service of process) has accepted its appointment.

(b)	A copy the U.S. Facility Agreement.

(c)	A copy of a good standing certificate (including verification of tax status) with respect to the Borrower, issued as of a recent date by the Secretary of State or other appropriate official of:
(i)	the Borrower’s jurisdiction of incorporation or organisation; and

(ii)	the jurisdiction of the Borrower’s registered place of business.
(d)	A copy, certified a true copy by an Authorised Signatory of the Borrower of:
(i)	the Original Financial Statements of the Borrower; and

(ii)	a breakdown of Accumulated Other Comprehensive Income or Accumulated Other Comprehensive Loss of the Borrower, as applicable, for the fiscal quarter ended 30 September 2010 together with the necessary adjustments to exclude FX and cash flow hedging elements.
(e)	Evidence that the Account Party is authorised to underwrite business at Lloyd’s.

(f)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clauses 17 (Fees) and 18 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(g)	Evidence that on or prior to the first Utilisation Date (i) all actual or contingent liabilities and obligations of the Borrower under the Existing Facility have been or will be irrevocably discharged in full, (ii) all commitments thereunder have been or will be irrevocably cancelled and (iii) all letters of credit issued thereunder have been or will be cancelled and returned to the issuing bank.

(h)	A certificate of the Chief Financial Officer of the Borrower stating that it is and would be Solvent after complying with its obligations with respect to Letters of Credit set out in Clause 5 (Borrower’s Liabilities in relation to Letters of Credit) and the payment of all estimated legal and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement. For purposes of such certificate, “Solvent” means with respect to the Borrower on any date of determination that:
(i)	the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person;

(ii)	the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature;

(iii)	such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and

(iv)	such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital.
In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability

SCHEDULE 3
FORM OF UTILISATION REQUEST
From: HCC Insurance Holdings, Inc.
To: The Royal Bank of Scotland plc as Agent
Dated:
Dear Sirs,
1.	We refer to the agreement (the “Credit Agreement”) dated [•] November 2010 (as amended, restated and supplemented from time to time) and made between HCC Insurance Holdings, Inc. as Borrower, The Royal Bank of Scotland plc and Barclays Bank PLC as Arranger, The Royal Bank of Scotland plc as Agent, The Royal Bank of Scotland plc as Trustee and the Lenders specified therein.

2.	Terms defined in the Credit Agreement shall have the same meaning in this utilisation request.

3.	This utilisation request is irrevocable.

4.	We hereby request that, pursuant to the Credit Agreement and upon the terms and subject to the conditions contained therein, you issue or amend a Letter of Credit as follows:

Applicant:	HCC Insurance Holdings, Inc.
Currency:	[•]
Face amount/Increased amount:	[•]
Utilisation Date:	[•]
Term:	[at least four years]
Commencement Date:	[•]
Initial Expiry Date:	[31 December 2014]
5.	We confirm that, at the date hereof, the Repeated Representations are true in all material respects and no Default or Event of Default is continuing.

6.	A Letter of Credit requested hereby should be issued in favour of Lloyd’s in the form attached and delivered to The Society and the Council of Lloyd’s, c/o The Manager, Market Services, Fidentia House, Walter Burke Way, Chatham Maritime, Chatham, Kent ME4 4RN.
Yours faithfully

Authorised Signatory
for and on behalf of
HCC Insurance Holdings, Inc.

SCHEDULE 4
FORM OF LETTER OF CREDIT
Letter of Credit to be issued the Agent on behalf of the Lenders
To:	The Society and the Council of Lloyd’s c/o The Manager, Market Services Fidentia House, Walter Burke Way Chatham Maritime, Chatham Kent ME4 4RN
[Date of Letter of Credit]
Dear Sirs
Irrevocable Standby Letter of Credit No. [                         ]
Re: Nameco (No. 808) Limited (the “Applicant”)
This Clean Irrevocable Standby Letter of Credit (the “Credit”) is issued by the lenders whose names are set out in Schedule 1 hereto (the “Issuing Lenders”, and each an “Issuing Lender”) in favour of the Society of Lloyd’s (“Lloyd’s”) on the following terms:
1.	Subject to the terms hereof, the Issuing Lenders shall make payments within two business days of demand on The Royal Bank of Scotland plc (the “Agent”) in accordance with paragraph 4 below.

2.	Upon a demand being made by Lloyd’s pursuant to paragraph 4 below, each Issuing Lender shall pay that proportion of the amount demanded which is equal to the proportion which its Commitment set out in Schedule 1 hereto bears to the aggregate Commitments of all the Issuing Lenders set out on Schedule 1 hereto Provided that the obligations of the Issuing Lenders under this Credit shall be several and no Issuing Lender shall be required to pay an amount exceeding its Commitment set out in Schedule 1 hereto and the Issuing Lenders shall not be obliged to make payments hereunder in aggregate exceeding a maximum amount of [ ]. Any payment by an Issuing Lender hereunder shall be made in [ ] to Lloyd’s account specified in the demand made by Lloyd’s pursuant to paragraph 4 below.

3.	This Credit is effective from [ ] (the “Commencement Date”) and will expire on the Final Expiration Date. This Credit shall remain in force until we give you not less than four years notice in writing terminating the same on the fourth anniversary of the Commencement Date or on any date subsequent thereto as specified in such notice (the “Final Expiration Date”), our notice to be sent by registered mail for the attention of the Manager, Market Services, at the above address.

4.	Subject to paragraph 3 above, the Issuing Lenders shall pay to Lloyd’s under this Credit upon presentation of a demand by Lloyd’s on the Agent, at [City Office, Trade Finance, PO Box 17328, 11-15 Monument Street, London EC3V 9JA], substantially in the form set out in Schedule 2 hereto the amount specified therein (which amount shall not, when aggregated with all other amounts paid by the Issuing Lenders to Lloyd’s under this Credit, exceed the maximum amount referred to in paragraph 2 above).

5.	The Agent has signed this Credit as agent for disclosed principals and accordingly shall be under no obligation to Lloyd’s hereunder (other than in its capacity as an Issuing Lender).

6.	All charges are for the Applicant’s account.

7.	Subject to any contrary indication herein, this Credit is subject to the International Standby Practices — ISP98 (1998 publication — International Chamber of Commerce Publication No. 590).

8.	This Credit shall be governed by and interpreted in accordance with English law and the Issuing Lenders hereby irrevocably submits to the jurisdiction of the High Court of Justice in England.

9.	Each of the Issuing Lenders engages with Lloyd’s that demands made under and in compliance with the terms of this Credit will be duly honoured on presentation.

Yours faithfully The Royal Bank of Scotland plc for and on behalf of [Names of all Issuing Lenders including Agent]
By:
Name:
Title:

Schedule 1 to the Letter of Credit
Issuing Lenders’ Commitments

Name and Address of Issuing Lender	Commitment (Dollars)

Barclays Bank PLC	$45,000,000
The Royal Bank of Scotland plc	$45,000,000

Total Value	$90,000,000

Schedule 2 to the Letter of Credit
Form of Demand (Dollars)
[On Lloyd’s letterhead]
Dear Sir/Madam
THE SOCIETY OF LLOYD’S
TRUSTEE OF
LETTER OF CREDIT NO.
With reference to the above, we enclose for your attention a Bill of Exchange, together with the respective Credit. Payment should be made by way of CHAPS. The account details are as follows:

[National Westminster Bank Plc	Sort Code 60-00-01

City of London Office	Account 13637444
P.O. Box 12258
1 Princes Street
London EC2R 8AP]
Please quote Member Code:
Yours faithfully
for Manager
Members’ Funds Department
Members’ Services Unit

By:

Name:
Title:

Your ref:
Our ref:                    MEM/    /    /    /
Extn:
BILL OF EXCHANGE
The Society of Lloyd’s
Trustee of
Letter of Credit No.
Please pay in accordance with the terms of the Credit to our order the amount of [•] ________.
For and on behalf of
Authorised Signatory
Members’ Funds Department

To:	The Royal Bank of Scotland plc as Agent

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

From:	HCC Insurance Holdings, Inc.

To:	The Royal Bank of Scotland plc
Dated:
Dear Sirs,
1.	We refer to the agreement (the “Credit Agreement”) dated [•] November 2010 (as amended, restated and supplemented from time to time) and made between made between HCC Insurance Holdings, Inc. as Borrower, The Royal Bank of Scotland plc and Barclays Bank PLC as Arranger, the Royal Bank of Scotland plc as Agent, The Royal Bank of Scotland plc as Trustee and the Lenders specified therein.

2.	Terms defined in the Credit Agreement shall have the same meaning herein.

3.	We confirm that as at [Insert Date], the Debt to Capitalization Ratio was [ ].

Therefore, as at [Insert Date], the Debt to Capitalization Ratio was not greater than 35%.

4.	We confirm that as at [Insert Date] consolidated net worth was $[ ] for the financial quarter to [Insert Date] and Minimum Consolidated Net Worth was $[ ].

Therefore, as at [Insert Date], consolidated net worth was not less than Minimum Consolidated Net Worth for the financial quarter to [Insert Date].

Signed:

	Chief Financial Officer	Treasurer
	HCC Insurance Holdings, Inc.	HCC Insurance Holdings, Inc.

SCHEDULE 6
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Term on any Unpaid Sum (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Unpaid Sum) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Unpaid Sums made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to an Unpaid Sum denominated in sterling:

per cent. per annum

(b)	in relation to an Unpaid Sum denominated in a currency other than sterling:

per cent. per annum.
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Mandatory Costs Rate and the additional rate of interest specified in Clause 19.2 (Default Interest) payable on any Unpaid Sum) payable for the relevant Interest Period on the Unpaid Sum.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 7
FORM OF TRANSFER CERTIFICATE
To:     The Royal Bank of Scotland plc as Agent
From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
HCC Insurance Holdings, Inc.
$90,000,000 Standby Letter of Credit Facility Agreement
dated [•] November 2010 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 29.7 (Procedure for transfer):

3.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.7 (Procedure for transfer).

4.	The proposed Transfer Date is [ ].

5.	The Facility Office and address, fax number, telex and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in sub-clause 29.6.3 of Clause 29.6 (Limitation of responsibility of Existing Lenders).

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [      ].
[Agent]
By:

SCHEDULE 8
MATERIAL COMPANIES
Houston Casualty Company
U.S. Specialty Insurance Company
HCC Life Insurance Company
HCC International Insurance Company PLC
HCC Reinsurance Company Limited

SIGNATURES

The Borrower

HCC INSURANCE HOLDINGS, INC.

By:

Address:	13403 Northwest Freeway Houston TX 77040

Fax:	+ 1 713 744 9648
Attention:	General Counsel

The Arranger

BARCLAYS BANK PLC	THE ROYAL BANK OF SCOTLAND PLC

By:	By:

The Agent

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	5th Floor 135 Bishopsgate London EC2M 3UR

Fax: Attention:	+ 44 20 7085 4564 Tony O’Flynn

The Trustee

THE ROYAL BANK OF SCOTLAND PLC

By:

Address:	5th Floor 135 Bishopsgate London EC2M 3UR

Fax:	+ 44 20 7085 4564
Attention:	Tony O’Flynn

The Lenders THE ROYAL BANK OF SCOTLAND PLC acting as agent for NATIONAL WESTMINSTER BANK PLC
By:

BARCLAYS BANK PLC
By: